AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2004
                                                      Registration No. 333-98247
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. 6 )

                                 IPORUSSIA, INC.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)
           DELAWARE                         8742                  38-3649127
--------------------------------------------------------------------------------
  (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

             12 TOMPKINS AVENUE, JERICHO, N.Y. 11753 (516) 937-6600
             ------------------------------------------------------
          (Address and telephone number of principal executive offices)
                     12 TOMPKINS AVENUE, JERICHO, N.Y. 11753
(Address of principal place of business or intended principal place of business)
    LEONARD W. SUROFF, 12 TOMPKINS AVENUE, JERICHO, N.Y. 11753 (516) 937-6600
    -------------------------------------------------------------------------
            (Name, Address and telephone number of agent for service)
                                   COPIES TO:
                             Richard A. Rubin, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                    405 Lexington Avenue, New York, NY 10174
                            Telephone: (212) 704-6000
                               Fax: (212) 704-6288

                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                  PROPOSED        PROPOSED
                                                                                  MAXIMUM         MAXIMUM
                        TITLE OF EACH                                             OFFERING       AGGREGATE
                     CLASS OF SECURITIES                        AMOUNT TO BE      PRICE PER       OFFERING            AMOUNT OF
                       TO BE REGISTERED                        REGISTERED (1)     SECURITY (2)      PRICE         REGISTRATION FEE
-------------------------------------------------------------- ---------------------------------------------------------------------
Common stock, $.0001 par value                                 3,000,000 shs.     $   1.00       $3,000,000          $276.00 (3)
-------------------------------------------------------------- ---------------------------------------------------------------------
Underwriters' warrants to purchase shares of common stock        300,000 wts.     $ 0.0001       $       30          $    0.01
-------------------------------------------------------------- ---------------------------------------------------------------------
Common stock issuable upon exercise of underwriters' warrants    300,000 shs.     $   1.20(4)    $  360,000          $  29.13
-------------------------------------------------------------- ---------------------------------------------------------------------
Total                                                                                            $3,360,030          $305.14 (3)
============================================================== =====================================================================

(1) Pursuant to Rule 416(b), this registration statement also covers all additional securities resulting from anti-dilution adjustments to the registered securities or the registered securities issuable upon exercise of the registered warrants.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  $276.00 previously paid
(4) Estimated pursuant to Rule 457(g) based upon the exercise price of the underwriters' warrants, which exceeds the maximum offering price of the common stock to be offered hereby.

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 27, 2004

                                   PROSPECTUS
                                3,000,000 SHARES

                                 IPORUSSIA, INC.

                                  COMMON STOCK
                                -----------------

This is our initial public offering. No public market exists for our common stock. We are offering 3,000,000 shares of our common stock at a price of $1.00 per share. The shares are being offered on a best efforts basis through our underwriters, H.C. Wainwright & Co., Inc. and Windham Securities, Inc. The offering will expire on May 20, 2004. We may agree with the underwriters to extend the offering period for an additional period not to exceed 90 days. The minimum purchase by any one investor is 1,000 shares, and the number of shares purchased must be in multiples of 100. Our underwriters reserve the right to reject any subscription, in whole or in part. In the event that our offering is oversubscribed, we anticipate that our underwriters will accept subscriptions based upon the date on which funds are received by the escrow agent. If you are interested in investing in our common stock, complete and return the subscription agreement that accompanies this prospectus. All of the proceeds from the offering will be promptly deposited in an escrow account at North Fork Bank, 195 Merritts Road, South Farmingdale, New York 11735 until at least 600,000 shares are sold. If at least 600,000 shares are not sold by the expiration date of the offering, as extended, all subscription funds will be promptly returned to the persons who subscribed to the offering, with interest earned on their deposits.
                                -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                -----------------

IPORUSSIA, INC. is not sponsored by, or in any way affiliated with the Russian Federation or any governmental agency of the Russian Federation.

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                           Price                       Selling                  Proceeds Before
                                         to Public                   Commissions               Offering Expenses
                                         ---------                   -----------               -----------------
Per Share                                  $   1.00                     $     .10            $            .90
Minimum Offering                          $ 600,000                    $   60,000                   $ 540,000
Maximum Offering                        $ 3,000,000                    $  300,000                 $ 2,700,000

                                -----------------


H.C. WAINWRIGHT & CO., INC.                             WINDHAM SECURITIES, INC.


                      THE DATE OF THIS PROSPECTUS IS , 2004

                  SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS

     Natural persons resident in California who wish to purchase shares of our common stock must:

     o Have net worth alone or with the person's spouse, at the time of the purchase, in excess of $250,000; or

     o Have had an individual income in excess of $65,000 in each of the two most recent years prior to the purchase, or joint income with the person's spouse in excess of $100,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.


                              --------------------


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................3
RISK FACTORS.................................................................6
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...................13
USE OF PROCEEDS.............................................................14
DILUTION 16
CAPITALIZATION..............................................................18
DIVIDEND POLICY.............................................................18
PLAN OF OPERATION...........................................................19
BUSINESS 23
MANAGEMENT..................................................................30
EXECUTIVE COMPENSATION......................................................33
PRINCIPAL STOCKHOLDERS......................................................36
DESCRIPTION OF CAPITAL STOCK................................................36
UNDERWRITING................................................................39
LEGAL MATTERS...............................................................41
EXPERTS  41
WHERE YOU CAN FIND MORE INFORMATION ABOUT US................................42
INDEX TO FINANCIAL STATEMENTS..............................................F-1

                              --------------------

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes to those statements included in this prospectus. Unless the context otherwise requires, references to "we", "us," "IPORUSSIA" or "our company" include IPORUSSIA and the subsidiary we intend to form to register as a broker-dealer.

OUR COMPANY

         IPORUSSIA offers business advisory services to private companies located in the Russian Federation that are interested in raising capital, usually by taking their companies public in the United States, as a means of obtaining access to capital for their companies and liquidity for their principals and other stockholders. We offer a range of business advisory services to our clients, including providing information regarding the requirements and procedures of going public, assisting them in assembling a team of professionals knowledgeable and experienced in the process, and providing other services to facilitate their capital raising. In appropriate situations we may, alternatively, help our clients to determine whether strategic alliances, including business combinations, are more appropriate for their needs than public or private offerings. While we do not intend to raise capital for our clients or seek strategic partners for our clients, we intend to introduce our clients to broker-dealers who may assist our clients in raising capital from public and in private offerings and may find strategic partners for our clients.

         We will focus our business within the Russian Federation. Although we have no intent to do so at present, later, to the extent we are successful and grow, and their economies and foreign confidence in them grow, we may seek to assist companies in other countries which form the remainder of the Commonwealth of Independent States. We have no time frame for expanding beyond the Russian Federation.

         According to the State Statistical Committee of the Russian Federation, from the start of Russia's privatization campaign in 1992 through September 12, 2003, the number of privatized companies reached 141,496, which, based on information from the Russian Ministry of Property Management, is more than 72% of the total number of the State-owned enterprises at the beginning of privatization process. During the first half of 2003, according to the State Statistical Committee, there were 1,177 companies privatized.

         We believe there are a significant number of companies in Russia seeking assistance to raise capital through the public markets. We intend to guide and assist selected companies that are considering a public offering but which lack the expertise to enable them to proceed with the process on their own. Our target market consists of established businesses with products or services that we perceive as having compelling features and providing benefits that we believe will be well-received in the marketplace, with national or international sales potential, and whose management teams have limited or no experience or knowledge in the going public process.

         Since we began operations in April 2002, we have been seeking to establish a client base through the efforts of our president and chief executive officer who is based in Russia and through various organizations in Russia seeking to foster foreign investment in Russian companies. Although we have entered into financial advisory agreements with four Russian bank clients, to date we have not generated revenues. We do not intend to limit our clients to those in any particular industry.

         Since we may introduce clients to underwriters and investment bankers who may offer and sell our clients' securities and since our fees generally will be based on the success of their offerings, we are deemed to be a broker-dealer. Accordingly, we intend to form a subsidiary to register as a broker-dealer in the United States following our receipt of the minimum proceeds of this offering. Until that registration is completed, we will not be able to engage in broker-dealer activities, including introducing clients to broker-dealers in the United States. We understand that the registration process takes approximately six months. This may limit our ability to generate revenues until our subsidiary completes the registration process.

         We were incorporated in Delaware on April 1, 2002. Our offices are presently located at 12 Tompkins Avenue, Jericho, N.Y. 11753, and our telephone number presently is (516) 937-6600.

                                  THE OFFERING

OFFERING PRICE                  $1.00 per share

COMMON STOCK OFFERED
     MINIMUM                    600,000 shares
     MAXIMUM                    3,000,000 shares

MINIMUM SUBSCRIPTION            1,000 shares and even multiples of 100 shares

TERMS OF THE OFFERING           The offering is being made on a best efforts,
                                600,000 share minimum and 3,000,000 share maximum basis. All of the proceeds from the offering will be promptly deposited in an escrow account at North Fork Bank, 195 Merrits Road,
                                South Farmingdale, New York 11735. If a minimum of 600,000 shares are sold on or before May 20, 2004, or a day to which we may agree with the underwriters which is not more than 90 days thereafter, the proceeds from the sale of the shares sold will be immediately released to us, and to which we may agree with the underwriters may continue to offer the remaining shares until the end of the 90-day extension period or earlier termination of the offering as to which we and the underwriters may agree. If at least
                                600,000 shares are not sold by the expiration date of the offering, as extended, all subscription funds will be promptly returned to the persons who subscribed to the offering, with interest earned on their deposits.

SHARES OF COMMON STOCK
  OUTSTANDING AS OF THE DATE OF
  THIS PROSPECTUS               13,600,000

SHARES TO BE OUTSTANDING AFTER
  THE OFFERING ASSUMING THE
  SALE OF:
     MINIMUM SHARES OFFERED     14,200,000
     MAXIMUM SHARES OFFERED     16,600,000

                                Minimum Shares Offered    Maximum Shares Offered
TOTAL PRICE TO PUBLIC                   $600,000                $3,000,000
UNDERWRITERS' COMMISSION               $  60,000               $   300,000
UNDERWRITERS' EXPENSES                 $  28,000               $   100,000
EXPENSES OF OFFERING                    $120,000               $   120,000
NET PROCEEDS                            $392,000                $2,480,000

USE OF PROCEEDS                 The net proceeds, after offering costs, that we
                                receive will be used to fund (a) officers' salaries; (b) our establishment and operation of offices; (c) administrative salaries; (d) marketing costs; (e) the hiring of investment banker(s) for our staff; (f) legal and accounting fees and expenses; (g) SEC reporting, proxy statements, stockholder reports and relations; and (h) general working capital. The amount we expend for each category will vary based upon the amount of proceeds we receive.
                                See "Use of Proceeds," below.

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. This information should be read in conjunction with those financial statements and related notes, and the "Use of Proceeds" and "Plan of Operation" sections included in this prospectus.

                                                                       AS OF DECEMBER 31, 2003
                                                                     AS ADJUSTED ASSUMING SALE OF
                                                    ---------------------------------------------------------------
                                                         MINIMUM               50% OF               MAXIMUM
BALANCE SHEET DATA:                     ACTUAL        SHARES OFFERED       SHARES OFFERED        SHARES OFFERED
                                        ------        --------------       --------------        --------------
Cash and cash equivalents......         $  59,662         $559,511           $1,342,511            $2,647,511
Total assets...................           190,178          559,511            1,342,511             2,647,511
Total liabilities..............           130,167          107,500              107,500               107,500
Stockholders' equity...........            60,011          452,011            1,235,011             2,540,011



STATEMENT OF OPERATIONS DATA:

                                                                                  APRIL 1, 2002 (INCEPTION) TO
                                                                                          DECEMBER 31,
                                                                        ---------------------------------------------
                                                      YEAR ENDED
                                                   DECEMBER 31, 2003          2002                       2003
                                                   -----------------    ---------------------------------------------
Revenues..................................          $          -          $           -              $         -
Total costs and expenses..................                36,372                 54,917                   91,289
Net loss..................................                36,372                 54,917                   91,289
Net loss per share........................          $      0.003          $       0.004              $    0.007
Weighted average number of shares
  outstanding - basic and diluted.........            13,372,993             13,372,993               13,372,993

                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves substantial risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, the value of our common stock could decline and you could lose your entire investment.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history and, therefore, there is no historical basis to judge whether our business can be successful.

         Because we have only recently begun to market our services, it is difficult to predict when, if ever, we will generate revenues or produce an operating profit. Since our founding on April 1, 2002, we have been engaged in start up activities and meeting with prospective clients in Russia. Although we have entered into four financial advisory agreements to date, we have not generated any revenues. Therefore, prospective investors do not have a historical basis from which to evaluate our performance.

We do not expect to generate significant revenues in the immediate future and, unless we develop clients who complete transactions, we will not be successful.

         We do not believe that we will generate significant revenues in the immediate future and will not generate any meaningful revenues or profits unless we obtain contracts with a significant number of clients that result in their completing public or private offerings of their securities or strategic alliances. To do this, we will need to develop marketing and promotional channels to promote our services on a regular basis. Unless we generate a significant number of clients who complete public or private offerings or strategic alliances, we will not be successful. See "Plan of Operation."

Unless a significant market in the United States, and to a lesser extent, abroad for securities of companies whose operations are solely or primarily based in Russia develops and grows, we will not be successful.

         We primarily target our services to companies whose operations are solely or primarily based in Russia. Our success will be dependent on a number of factors, including:

         o obtaining widespread acceptance and confidence in the United States and other western countries in investing in securities offered by companies based, or operating principally, in or from Russia;

         o    general economic conditions in Russia;

         o    economic stability and political developments in Russia;

         o changes in laws, currency controls and taxation, both in Russia and in the countries in which investors may reside that can affect the feasibility and relative benefits of our prospective clients' selling their securities and foreigners investing in securities of our clients; and

         o potential difficulties in our collecting our accounts receivable because of geographic distance and different legal rules.

If United States and global economics and the public offering market do not improve, it will be difficult for our clients and prospective clients to raise financing, which, in turn, will adversely impact our ability to generate revenues.

         Because our prospective clients will operate in Russia and because substantially all of our revenues are expected to come from private placements and initial public offerings in the United States and potentially other countries, including England and Germany, we are vulnerable to weaknesses in the economies throughout the world. Additionally, weaknesses in the private placement or public offering markets, such as is being experienced at present, may make it difficult for companies to obtain public and private financing. These factors may impact our ability to generate revenues.

The recent Sarbanes-Oxley Act of 2002 could make our clients and prospective clients unwilling to enter the United States securities markets as a reporting company, which would adversely impact our ability to generate revenues.

         The Sarbanes-Oxley Act of 2002 was enacted on July 29, 2002 and the Securities and Exchange Commission has adopted the required implementation rules, many of which are effective and some of which will phase in. Most of the provisions in that act are applicable to foreign private issuers, which are our primary potential clients, as well as United States domestic issuers. That statute requires various certifications by principal executive and financial officers of public companies, companies to have and monitor financial and disclosure controls and companies to strengthen their governance provisions. Many of the requirements of the statute and rules are not customary for many foreign private issuers and some may be in conflict with the requirements of foreign laws. While we are aware of none that are in conflict with the laws of Russia, many of our potential clients may be unwilling to render the certifications required, implement the disclosure controls procedures required, or implement the governance procedures required by the Sarbanes-Oxley Act of 2002 and SEC rules.

Competition that we expect to face from investment banking firms and other professionals that provide similar services to the services we provide and who have more resources and experience than we do could adversely affect our ability to attract clients.

         A large number of investment banking, consulting, law and accounting firms offer similar services to those that we offer. Most of these firms, with which we will be competing, have greater resources in terms of people, money and experience than we do. If we cannot successfully compete with these firms, we will generate little or no revenue and profitability. See "Business - Competition."

Certain government and NASD rules require us to register as a broker-dealer, and a failure to do so could render us unable to introduce clients to broker-dealers, thereby affecting our ability to generate revenues.

         We intend to form a subsidiary to register as a broker-dealer in the United States as promptly as practicable following our receipt of the minimum proceeds of this offering. Our subsidiary may also be required to register in other jurisdictions. We understand that, at present, the registration process takes approximately six months from the filing of an application to register. Unless and until our subsidiary registers, it will not be able to introduce clients to broker-dealers or engage in any other broker-dealer activities in the United States. This may cause us to limit our activities or not participate in transactions proposed by or for our clients, thereby affecting our ability to generate revenues until such time as our subsidiary completes the registration process. There is no assurance that we will be able to complete the registration process. The failure of us or our subsidiary to register as a broker-dealer or remain in compliance with applicable regulations could have adverse consequences, including rendering contracts made as an unregistered broker-dealer subject to rescission, damages and enforcement action by the SEC. Also, we will remain liable under Section 15(a) of the Securities Exchange Act of 1934 if we engage in any broker-dealer activities notwithstanding the registration of our subsidiary as a broker-dealer. See

"Use of Proceeds, "Plan of Operation - Plan for the Next Twelve Months" and "Business - Government Regulation."

If our fees are deemed underwriting compensation under NASD rules, our fees will count against the maximum compensation underwriters may charge our clients and, therefore, underwriters may be reticent to underwrite the securities of our clients.

         NASD rules limit the amount of compensation which companies may pay to the underwriters of a public offering. For purposes of determining the amount of underwriting compensation, amounts received by the underwriter and related persons for, among other things, financial consulting and advisory services and as finders' fees, are included. Financial consulting and advisory fees may be excluded from underwriting compensation upon a finding by the NASD that an ongoing relationship between the issuer and the underwriter and related persons has been established at least 12 months prior to the filing of the registration statement for the underwritten offering. NASD rules consider financial consultants and advisors and finders to be related persons. We plan to provide our clients with an array of services to help them plan to raise capital. One of the services we intend to provide is introducing our clients to broker-dealers who may act as underwriters to assist them in raising capital. Therefore, we may be considered a financial consultant and advisor and a finder, and the fees we receive from our clients may be counted against the maximum compensation which the underwriters of the offering may charge. This could impact the desire of NASD member firms to underwrite offerings by our clients or require us to voluntarily reduce the compensation we would otherwise be entitled to under our agreement with our client.

The loss of our chief executive officer could negatively impact our ability to develop and retain client relationships.

         We will be dependent on the services of Vladimir F. Kuznetsov, our president, chief executive officer and a director. Mr. Kuznetsov is one of our three officers and directors, is directing our activities in Russia and is, and at least initially will continue to be, the only person soliciting prospective clients on our behalf in Russia. Mr. Kuznetsov was serving on a part-time basis until January 1, 2004 when he became a full-time employee, pursuant to an employment agreement with us. Our employment agreement with Mr. Kuznetsov contains covenants by Mr. Kuznetsov not to disclose our trade secrets or confidential information and not to compete against us for a period of two years after termination of his employment if his employment is terminated for cause. There can be no assurance that we will be able to maintain an action in Russia to enforce these covenants. If we have to replace Mr. Kuznetsov, we may not be able to replace him with an individual that has as many contacts in Russia as Mr. Kuznetsov has. Therefore, losing Mr. Kuznetsov's services would seriously harm our business. We do not maintain "key man" insurance on the life of Mr. Kuznetsov. See "Management" and "Executive Compensation - Employment Agreements."

Because our present officers and directors have only limited experience in the going public process, we may need to attract, compensate and retain personnel with investment banking experience in order to be competitive.

         None of our officers or directors presently has any investment banking experience. Only Leonard W. Suroff, our executive vice president, secretary, treasurer and a director, as a result of serving as in-house counsel to publicly-held companies, has had experience in coordinating the hiring and functioning of counsel, accountants, underwriters and others to conduct public offerings. However, Mr. Suroff has had no experience in the capital raising function of foreign private issuers, such as our clients and prospective clients, and has had only limited business acquisition experience. Neither Vladimir F. Kuznetsov, our president, chief executive officer and a director, nor Richard Bernstein, a director, has had experience in arranging, or coordinating the efforts of companies in arranging for, professionals to conduct public offerings. Unless we can attract and retain financially sophisticated personnel with investment banking experience we will be at a competitive disadvantage in advising prospective clients.

In order to hire this type of personnel, we will need to compensate them with cash salaries and perhaps bonuses and arrangements in which they obtain equity in us. If we do not raise significantly more than the minimum amount of this offering, we will not be able to hire an individual with investment banking experience until such time, if any, as we generate sufficient profits to afford to hire an investment banker. Accordingly, there can be no assurance that we will be able to hire any investment bankers. See "Use of Proceeds," "Plan of Operations," "Business - Services Offered; Market Strategy; and Competition," and "Management."

RISKS RELATED TO THIS OFFERING AND OUR STOCK

If we do not receive substantially more than the minimum proceeds, we may need to raise additional capital or be forced to curtail or cease operations.

         Since our inception in April 2002, we have raised an aggregate of $151,300 through the private sale of 13,600,000 shares of our common stock to our founders, advisory board members and friends and family members of our founders. Our management believes that the minimum net proceeds of $400,000 to be raised from this offering, together with our existing funds from those private placements, will be sufficient to fund our operations for the next 12 months. Because this offering is being conducted on a best efforts basis and will be completed if we receive at least the minimum proceeds we are seeking, there can be no assurance as to the exact amount of proceeds that we will receive from this offering. If we do not receive substantial amounts in excess of the minimum proceeds we are seeking and if we are unable to obtain additional financing, we may have to curtail our operations significantly after the 12-month period and, in time, may be unable to continue as a going concern. In the event we require additional financing, we may seek it through bank borrowings or debt or other equity financings. Any future equity financing may involve the sale of additional shares of our common stock at a price that may be less than the offering price of the shares offered under this prospectus and could result in dilution to our then existing stockholders. We have no commitment with respect to any additional capital and there can be no assurance that financing will be available to us on affordable terms, if at all. See "Use of Proceeds."

A small number of stockholders own a large percentage of our common stock enabling them to control our decisions, and they may vote their shares in a manner that may not always be in the interest of our public stockholders.

         Our three executive officers and directors and their families are our largest stockholders, owning approximately 79.6% of our common stock. If all the shares of our common stock offered by this prospectus are sold to persons unrelated to our current stockholders, these three stockholders and their families will still own approximately 65.2% of our common stock. The interests of our principal stockholders could conflict with the interests of our other stockholders. For example, they can control director elections and may not wish to elect independent directors. Also, they might not wish to accept an offer to purchase us that other stockholders might find attractive or, for what might then be personal reasons, they might wish to accept an offer that other stockholders might not find attractive. Until the time, if ever, that there is a significant decrease in the percentage of outstanding shares held by our principal stockholders and their families, these stockholders will be able to determine, through their ability to vote as stockholders, the election of directors and the approval of significant transactions. See "Principal Stockholders" and "Description of Capital Stock."

Our existing stockholders, other than our officers, directors and members of their immediate families, may purchase shares in order for us to sell the minimum number of shares needed for us to complete this offering even if there is insufficient interest from public stockholders, which could adversely affect the size and liquidity of any market that may develop for our common stock.

         The terms of this offering permit our existing stockholders, other than our officers, directors and members of their immediate families, to purchase shares, including shares subject to the minimum number of shares needed to complete this offering. The purchase of shares by those existing stockholders could indicate that the underwriters are experiencing difficulties in selling the balance of the shares beyond the minimum offering and could indicate insufficient investor interest in us to create an active market for our common stock following the offering. Moreover, in the event our existing stockholders do purchase shares under this prospectus, their percentage ownership in us will increase and the percentage ownership of public stockholders will decrease from what otherwise would be the case. See "Dilution."

The offering price may not be related to traditional value criteria.

         The offering price for the shares has been determined by us and the underwriters and does not necessarily relate to our asset value, book value, results of operations or other established and quantifiable criteria of value to our assets, earnings or book value. The offering price should not be regarded as an indicator of the future market price of our shares.

You will be paying more money per share than our existing stockholders invested, as a result of which you will experience immediate and substantial dilution.

         The offering price per share of the shares offered under this prospectus is significantly higher than the price per share that was paid to us by our current stockholders. Purchasers in this offering will suffer immediate dilution of between approximately $0.977, or 97.7% of the offering price, if the minimum number of shares offered are sold, and approximately $0.855, or 85.5% of the offering price, if the maximum number of shares offered are sold. Purchasers of shares in this offering will, therefore, incur immediate and substantial dilution in that the net tangible book value per share of our common stock after the offering will be substantially less than the per share offering price under this prospectus. See "Dilution."

You will be relying on the judgment of our management regarding the use of a significant portion of the proceeds of this offering, and errors in their judgment could result in a dissipation of those proceeds without our corresponding growth and development.

         The use of between $7,000, if the minimum number of shares offered by this prospectus are sold, and $440,000, if the maximum number of shares offered by this prospectus are sold, of the net proceeds of this offering will be used for general corporate purposes, including working capital. Our management will have significant flexibility in applying these proceeds without stockholder approval. Amounts that we have allocated to general working capital will also be used to pay a portion of other expenses we will incur in the ordinary course of business from time to time if cash flow from operations is insufficient to meet our expenses, if we have underestimated our costs for the items to which we have allocated proceeds in the table under the caption "Use of Proceeds" or if we are able to expand at a faster pace than we currently anticipate. See "Use of Proceeds" and "Plan of Operation -- Plan for the Next Twelve Months."

The first proceeds of this offering will be used to pay the expenses of the offering and a portion of the remaining proceeds will be used to pay officers' salaries, which could result in insufficient funds being available for our development and growth.

         The first proceeds of this offering will be used to pay the expenses of the offering, including to pay commissions and an expense allowance to the underwriters and our own offering expenses. Of the remaining proceeds, $170,000 is to be used to pay the salaries of our officers during our first year of operations. The offering expenses and the salaries of our officers represent 63.0% of the proceeds of the offering if we raise only the minimum proceeds from this offering and may not leave us with sufficient funds for our development and growth beyond the first year after the completion of this offering. See "Use of Proceeds."

There is no certainty that an active market for our common stock will develop in which you could sell your shares, that if a market develops it will not be volatile or that you will be able to sell your shares at or above the price you paid for them, if at all.

         This offering is the initial public offering of our common stock, and accordingly, there has not been any public trading market for our common stock. If we sell less than the 3,000,000 maximum number of shares being offered, there will be a relatively minimal public float for trading in our common stock. Our underwriters presently do not make markets in shares of publicly-held companies. In order for a market to develop, one or more broker-dealers will need to agree to serve as market makers for our common stock. As a result of these factors, there can be no assurance that an active and liquid public trading market will develop or, if developed, that it will be sustained. In addition, market conditions and fluctuations that may occur in our results of operations because earnings will not be realized evenly over time periods may cause the price of our common stock to be volatile. Furthermore, if our operating results do not meet expectations that may develop, or if a significant number of shares are sold into the public market, the market price of our shares may be adversely affected.

If we are unsuccessful in attracting more than a limited number of market makers for our common stock, you may encounter difficulty in selling any shares you may purchase.

         We intend to apply for quotation of our common stock on Nasdaq's Over-the-Counter Bulletin Board. Our underwriters presently do not make markets in shares of publicly-held companies. In order to gain admission onto the OTCBB at least one broker-dealer must agree to serve as a market maker for our common stock. We cannot guarantee that our application will be approved and that our shares will be quoted for sale on that market. If we do not gain or retain admission to the OTCBB, our common stock may, if there is sufficient interest, be quoted through the "pink sheets."

         To the extent that a limited number of brokerage firms act as market makers for our shares, they may be a dominating influence in any market that might develop, and the degree of participation by those firms may significantly affect the price and liquidity of our shares. Broker-dealer firms may discontinue their market making activities at any time. The prices at which our shares are traded in the market will be determined by these firms and by the purchasers and sellers of our shares, but these prices may not necessarily relate to our asset value, book value, results of operations or other established and quantifiable criteria of value.

Our common stock will be considered a "penny stock" which may make it difficult for us to obtain market makers for our shares, which would restrict your ability to sell your shares.

         The SEC has adopted a number of rules to regulate "penny stocks." A penny stock is generally defined to be any equity security not listed on Nasdaq or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions which, at least for a significant period of time, will not be applicable to our common stock. The OTCBB, and the "pink sheets" do not, constitute these type of listings. Thus, our shares may constitute a "penny stock," within the meaning of these rules. The rules impose special sales practice requirements upon broker-dealers that sell penny stocks to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for certain purchasers, make special lengthy disclosures in a form designated by the SEC, provide detailed written disclosure to buyers of current price quotations for our shares and of any sales commissions or other compensation payable to any broker or dealer or any other related person involved in the transaction, and receive the purchaser's written agreement to the transaction prior to the sale. These rules may limit the ability or willingness of broker-dealers to make a market in our shares and may limit the ability of our stockholders to sell in the secondary market through broker-dealers or otherwise. We also understand that many brokerage firms discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these rules. The rules may, therefore, affect the ability of owners of our shares to sell their shares in any market that may develop for our common stock.

A large number of shares of our common stock will become eligible for sale in the public markets beginning 90 days after the date of this prospectus, which could negatively affect the price of our common stock.

         As discussed in greater detail in "Description of Capital Stock - Shares Eligible for Future Sale," all 13,600,000 shares of our outstanding common stock will become eligible for sale into the public market 90 days after the date of this prospectus subject to the volume and other limitations of Rule
144. Of those shares 5,900,000 shares, 550,000 shares and 100,000 shares will become eligible for sale without volume or other restrictions under paragraph
(k) of Rule 144 on April 1, 2004, between May 7, 2004 and August 7, 2004, and between September 2004 and January 2005, respectively. In addition, we have reserved for issuance 3,000,000 shares of our common stock under a stock option plan which we may determine to register for issuance under the Securities Act of 1933. See "Description of Capital Stock - Shares Eligible for Future Sale."

         Future sales of substantial amounts of our common stock, or the availability of substantial amounts of our common stock for sale, could materially and adversely affect the market price for our common stock, including the shares offered by this prospectus, and our ability to raise capital by offering equity securities.

Provisions in our certificate of incorporation and Delaware law may deter takeover efforts that you may feel would be beneficial to stockholder value.

         Our certificate of incorporation allows us to issue preferred stock without any vote or action by our stockholders. The issuance of those shares could be used to dilute a potential hostile acquiror. While we have no present intention of issuing any preferred stock, this provision may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. Our ability to issue preferred stock also could limit the price that investors might be willing to pay in the future for shares of our common stock.

         Delaware law also imposes restrictions on mergers and other business combinations between us and any person who does not obtain the approval of our board of directors prior to becoming the owner of 15% or more of our outstanding common stock. While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders, and a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors. See "Description of Capital Stock - Preferred Stock; Delaware Anti-Takeover Law."

Purchasers of shares in this offering will not have the use of monies invested for up to 180 days during which period investors would lose the ability to otherwise invest money.

         This offering is subject to receipt of subscriptions and payment for not less than 600,000 shares within a period that will end 90 days after the date of this prospectus unless we sooner complete the sale of 600,000 shares or later if we have not by that time sold 600,000 shares and extend the offering period for up to an additional 90 days.

         All subscription payments received during the offering period will be deposited into an interest-bearing escrow account at North Fork Bank, 195 Merritts Road, South Farmingdale, New York 11735. While purchasers will receive the return of funds they deposit, together with the interest earned on those amounts, promptly following termination of this offering if at least 600,000 shares are not sold during the offering period, as extended, purchasers will not have the use of their monies during this period.
See "Plan of Distribution."

We do not intend to pay dividends which you might receive by investing in other securities and our not paying dividends could reduce the attractiveness of our shares to investors thereby adversely affecting the price of our stock in the market compared to dividend and interest bearing securities.

         We intend to retain all of our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. If we do not pay dividends, it may adversely affect the market value for our shares. The payment of any future dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our future earnings, if any, the success of our business activities, any regulatory capital requirements to which we may become subject, our general financial condition and future prospects, general business conditions and such other factors as our board of directors may deem relevant. President Bush's proposal to not tax dividends, if enacted, is likely to result in investors placing an even higher value on dividend paying securities than presently exists. Therefore, an investment in our shares may be inappropriate for you if you need dividend or interest income and may make our common stock less attractive to investors looking for dividends or interest as a return on their investment. See "Dividend Policy."

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" about us and our industry that are based on our current expectations, assumptions, estimates and projections. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project" and similar terms and phrases in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These forward-looking statements involve risks and uncertainties. The factors described under the heading "Risk Factors" are among those factors, but may not be the only factors, that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. Accordingly, our actual results could differ materially from those anticipated in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the shares being offered will be between approximately $400,000 if we sell the minimum number of shares being offered and approximately $2,488,000 if we sell the maximum number of shares being offered. Both amounts are after underwriting commissions, underwritten expense allowances and our estimated expenses of the offering.

         We believe the minimum proceeds from the offering will be sufficient to execute our business plan for at least one year. Should we receive more than the minimum proceeds, we expect to deploy the additional amounts received to expand our operations at a faster pace and to support our operations for a longer period of time. We expect to use the net proceeds as follows:

                                                                            50% OF
                                                 MINIMUM SOLD           OFFERING SOLD          MAXIMUM SOLD
                                                 ------------           -------------          ------------

Gross proceeds from offering                       $ 600,000             $1,500,000              $3,000,000
Less:  Underwriting commissions                       60,000                150,000                 300,000
      Underwriters' expenses allowance                28,000                 55,000                 100,000
      Offering expenses                              120,000                120,000                 120,000
                                                  ----------           ------------            ------------
Net proceeds from offering                         $ 392,000             $1,175,000              $2,480,000
                                                  ==========           ============            ============

Use of net proceeds:
   Officers' salaries                              $ 170,000              $ 170,000              $  170,000
   Establishment and operation of offices             50,000                100,000                 150,000
   Administrative salaries                            50,000                300,000                 500,000
   Marketing costs                                    80,000                225,000                 550,000
   Investment banker(s)                                   -0-               225,000                 500,000
   Legal and accounting                               15,000                 50,000                 100,000
   SEC reporting, proxy statements,
      stockholder reports and relations               20,000                 50,000                  70,000
    General working capital                            7,000                 55,000                 440,000
                                                  ----------           ------------            ------------
Total use of net proceeds                          $ 392,000             $1,175,000              $2,480,000
                                                  ==========           ============            ============

         Our officers will receive, pursuant to their employment agreements, annual salaries aggregating $170,000. Mr. Kuznetsov's salary began on January 1, 2004 when he became a full-time employee, while Mr. Suroff's salary will begin two weeks after the receipt of the minimum proceeds of this offering. See "Management" and "Executive Compensation - Employment Agreements."

         Costs for the establishment of our offices entails security deposits for leased premises, rent and the acquisition of furniture and fixtures for our premises. We anticipate that we will initially have one office in Moscow, Russia and one office on Long Island, New York. To the extent we raise only the minimum proceeds of this offering, the amount allocated to this category will cover anticipated rent for the first year following our leasing of the premises. To the extent we receive more than the minimum proceeds of the offering, we expect to lease larger space and upgrade the facilities we contemplate based on our receipt of only the minimum proceeds of the offering and use the amount allocated to this category beyond a one year period. See "Plan of Operation -- Plan for the Next Twelve Months " and "Business - Properties."

         Administrative salaries include the salaries and related payroll taxes and benefits that we will pay to secretaries, receptionists and internal accounting, bookkeeping and expense payment functions that we will need. We expect our initial offices will be staffed, if we receive only the minimum proceeds from this offering, at first, with one administrative assistant to perform both secretarial and receptionist services and that we will use a service for internal accounting, bookkeeping and expense payment functions. To the extent we receive more than the minimum proceeds from this offering, we expect to hire one secretary and one receptionist for each of our two initially contemplated offices, which would approximately double the cost set forth in the table under "minimum sold" for our first year of operations. The amounts we have allocated in the foregoing table in excess of $100,000 for administrative salaries are designed to cover secretaries for investment bankers we would then expect to hire, analysts we would be able to hire, and internal bookkeeping, accounting and expense payment personnel, as well as to cover this category of expense for more than one year. See "Plan of Operations -- Plan for the Next Twelve Months " If and as we grow, we would add secretaries to existing offices and receptionists and secretaries to any new offices we may establish.

         Marketing costs are expected to include advertising; travel to solicit and perform services at clients; travel to, and entertainment of, clients and broker-dealers who may be interested in underwriting the securities of our clients; and attending venture capital and other trade conferences. Most of our direct client solicitation will initially be conducted by Vladimir F. Kuznetsov in Moscow and Leonard W. Suroff in New York. See "Management." We intend to conduct selective advertising in business and trade newspapers and periodicals, develop our website to which prospective clients will have access, attend and participate at seminars and trade conferences, including conducting and sponsoring educational conferences, and develop contacts with various accounting and law firms located in Russia. We expect that our website, including the internet access expenses for a high speed cable modem connection to the internet and web hosting services for the website, which we anticipate will cost approximately $5,000 in the aggregate, will support all of the offices that we presently contemplate. We do not expect to expand our website if we receive more than the minimum proceeds of this offering. See "Plan of Operations -- Plan for the Next Twelve Months" and "Business - Marketing."

         Assuming we raise at least $1,250,000 of net proceeds of this offering, we intend to hire one investment banker and, if we raise net proceeds of at least $2,000,000, a second investment banker to seek to accelerate our growth and revenue generation.

         Legal and accounting expense consists of amounts we currently anticipate expending for day-to-day legal services, including for negotiating our leases, our activities in transactions in which our clients participate and complying with the laws of the jurisdictions in which we will operate.

         SEC reporting includes the preparation and filing of our SEC reports, including legal costs and accounting and expenses related to the audit and review of our financial statements, the preparation, filing and distribution of proxy statements and annual reports to our stockholders, and stockholder relations costs, including any press releases and, to the extent we receive more than $1,500,000 of net proceeds of this offering, public relations.

         The remaining net proceeds of this offering, which we estimate will range from $7,000 if we sell the minimum number of shares being offered to $440,000 if we sell the maximum number of shares being offered, is allocated to general working capital. These amounts have not been allocated to any specific purpose, but, rather, will be used to meet contingencies that cannot be specifically quantified and to pay a portion of the expenses in all categories set forth in the table other than broker-dealer registration and the cost of constructing our website, after the first year following the initial completion of this offering. During the first year following the initial completion of this offering we will not increase the salaries of our executive officers. The occurrence of unforeseen events or changed business conditions also could make it necessary or advisable to reallocate some of the proceeds within the categories set forth in the table in a manner our management deems appropriate. As a result, our management will have broad discretion in applying the net proceeds we receive. None of the amounts allocated to general working capital will be used to pay the salaries of our current officers or directors or to pay any of the costs of registering a subsidiary as a broker-dealer (see "Business-Government Regulation"). Some may be used for any of the other categories set forth in the table above. Among the contingencies are:

         o to pay a portion of expenses we may incur in the ordinary course of business which will include all categories set forth in the foregoing table, other than the cost of constructing our website, from time to time after the first year following the completion of this offering if cash flow from operations is insufficient to meet our expenses;

         o for the purposes outlined in the table if we have underestimated our costs for those items; and

         o to pay additional expenses of hiring more investment bankers, analysts and other administrative staff, opening additional offices or moving to larger space and meeting the higher legal costs than we currently anticipate, if we are able to generate deal flow at a faster pace than we currently anticipate before we generate substantial revenues and receive more than the minimum proceeds of this offering. See "Plan of Operation -- Plan for the Next Twelve Months."

         Pending the uses described, we intend to invest the net proceeds in investment grade, interest-bearing instruments.

                                    DILUTION

         We were initially capitalized by the sale of common stock to our founders, members of our advisory board and friends and family of our founders. The following table sets forth the difference between the price paid by our existing stockholders and the price to be paid by purchasers in this offering:

         The table below assumes that the only minimum number of shares offered under this prospectus are sold:

                                            SHARES ISSUED                   TOTAL PAID
                                        --------------------        ----------------------------         AVERAGE PRICE
                                        NUMBER       PERCENT        AMOUNT               PERCENT           PER SHARE
                                        ------       -------        ------               -------         -------------

Existing stockholders                  13,600,000      95.8%        $151,300              20.1%               $0.011
Public stockholders                       600,000       4.2%        $600,000              79.9%                $1.00

        Total                          14,200,000       100%        $751,300               100%               $0.053


         The table below assumes that 50% of the number of shares offered under this prospectus are sold:

                                            SHARES ISSUED                   TOTAL PAID
                                        --------------------        ----------------------------         AVERAGE PRICE
                                        NUMBER       PERCENT        AMOUNT               PERCENT           PER SHARE
                                        ------       -------        ------               -------         -------------

Existing stockholders                  13,600,000       90%          $151,300              9.2%               $0.011
Public stockholders                     1,500,000       10%        $1,500,000             90.8%                $1.00

        Total                          15,100,000      100%        $1,651,300              100%               $0.109

         The table below assumes that the maximum number of shares offered under this prospectus are sold:

                                            SHARES ISSUED                   TOTAL PAID
                                        --------------------        ----------------------------         AVERAGE PRICE
                                        NUMBER       PERCENT        AMOUNT               PERCENT           PER SHARE
                                        ------       -------        ------               -------         -------------

Existing stockholders                  13,600,000     81.9%          $151,300              4.8%               $0.011
Public stockholders                     3,000,000     18.1%        $3,000,000             95.2%               $1.00

        Total                          16,600,000      100%        $3,151,300              100%               $0.190

         "Dilution" is the difference between the public offering price for shares being offered by this prospectus and our net tangible book value per share immediately after the offering of our common stock. "Net tangible book value" is the amount that results from subtracting our total liabilities and intangible assets from our total assets. "Net tangible book value per share" is our net tangible book value divided by the number of shares outstanding. As of December 31, 2003, we had a negative net tangible book value of our common stock of $67,073 or approximately $0.005 per share based on the 13,600,000 shares outstanding. If we sell only the 600,000 minimum number of shares offered under this prospectus at the offering price of $1.00 per share, after deducting underwriting commissions and estimated expenses of this offering, our pro-forma net tangible book value as of that date would be $324,927 or $0.023 per share based on the 14,200,000 shares that would be outstanding at that time. This represents an immediate increase in the net tangible book value per share to our existing stockholders of $0.028 and an immediate dilution of $0.977 per share to those who purchase shares in this offering. On the same basis, but assuming the sale by us of 1,500,000 shares, which represents 50% of the maximum number of shares offered under this prospectus, our pro-forma net tangible book value as of December 31, 2003 would be $1,107,927 or $0.074 per share based on the 15,100,000 shares that would be outstanding at that time. This represents an immediate increase in the net tangible book value per share to our existing stockholders of $0.079 and an immediate dilution of $0.926 per share to those who purchase shares in this offering. Assuming the sale by us of the maximum 3,000,000 shares offered under this prospectus, with the same exclusions, our pro-forma net tangible book value as of that date would be $2,412,927 or $0.145 per share based on the 16,600,000 shares that would be outstanding at that time. This represents an immediate increase in the net tangible book value per share to our existing stockholders of $0.150 and an immediate dilution of $0.855 per share to those who purchase shares in this offering.

The following table illustrates the dilution per share to public stockholders based on certain assumed numbers of shares sold in this offering:

                                                         MINIMUM OFFERED         50% OF OFFERED           MAXIMUM OFFERED
                                                          SHARES  SOLD            SHARES SOLD                SHARES SOLD
                                                         ---------------         --------------           ---------------

Public offering price per share............                       $1.00                     $1.00                     $1.00
Net tangible book value deficit per
   share before offering...........offering            $(0.005)                  $(0.005)                 $(0.005)
Increase attributable to the amount
   invested by public stockholders.........            0.028                       0.079                    0.150
                                                       -----                       -----                    -----
Net tangible book value after giving
   effect to the offering..................                          0.023                   0.074                     0.145
                                                                  --------                  -------                  --------
Per share dilution to public stockholders..                         $0.977                  $0.926                    $0.855
Percent dilution per share to public                              ========                  =======                  ========
   stockholders............................                          97.7%                   92.6%                      85.5%
                                                                     ----                    ----                       ----


                                 CAPITALIZATION

The following sets forth our capitalization as of December 31, 2003 and as adjusted to give effect to the sale of certain assumed numbers of shares sold in this offering:

                                                                                   AS ADJUSTED
                                                                --------------------------------------------------
                                                                   SALE OF      SALE OF 50% OF   SALE OF MAXIMUM
                                                                   MINIMUM      MAXIMUM SHARES    SHARES OFFERED
                                                  ACTUAL            SHARES         OFFERED           OFFERED
                                                  ------            ------         -------           -------

Long-Term debt (1)                               $107,500          $107,500          $107,500         $107,500
Stockholders' Equity:
  Preferred Stock, $.0001 par value;
   authorized - 1,000,000 shares; no
   shares
   issued..................................            --                --                --                --
  Common stock, $.0001 par value;
   authorized - 100,000,000 shares.......
     Shares issued and outstanding (2)-
     13,600,000 actual...................
     14,200,000 as adjusted assuming sale
     of minimum shares offered...........
     15,100,000 as adjusted assuming sale
     of 50% of shares offered; and
     16,600,000 as adjusted assuming sale
     of maximum
     shares offered......................           1,360             1,420             1,510            1,660
  Additional paid in capital ............         149,940           541,880         1,324,790        2,629,640
  Accumulated deficit....................         (91,289)          (91,289)          (91,289)         (91,289)
                                              ------------       -----------      ------------     ------------

   TOTAL STOCKHOLDERS' EQUITY............          60,011           452,011         1,235,011        2,540,011
                                              -----------        ----------      ------------     ------------
   TOTAL CAPITALIZATION..................     $   167,511        $  559,511      $  1,342,511     $  2,647,511
                                              ===========        ==========      ============     ============
-----------------------

(1) This debt bears interest at the rate of 5% per annum and is repayable on December 27, 2005.

(2) We have a stock option plan which enables us to grant options to purchase up to 3,000,000 shares of our common stock to our present and future employees, officers, directors and consultants. No options have been granted to date.

                                 DIVIDEND POLICY

         We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine our dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                PLAN OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

         We remain in the development stage. Since our inception, we have been financed through private placements of an aggregate of 13,600,000 shares of our common stock to our officers, directors, advisors and their respective families and friends for an aggregate of $151,300.

         We have no present commitments for capital or other expenditures, other than fees and expenses related to the conduct of this offering. We intend to use the minimum proceeds of this offering over the next twelve months in the manner discussed under "-- Plan for the Next Twelve Months," below, and, over time, depending upon the amount of proceeds received, as set forth in "Use of Proceeds," above.

         We cannot predict to what extent our liquidity and capital resources will be diminished prior to the implementation of our business plan or whether our capital will be further depleted by operating losses (if any) in carrying out our business plan.

RESULTS OF OPERATIONS

         To date, we have received no revenues, although we have entered into financial advisory agreements with four Russian banks. Each agreement provides that we will only receive compensation for our services upon our client's successful completion of a covered transaction. Accordingly, prior to our receipt of operating revenues, funding of our expenses will be from the funds we received in the private placements and from the proceeds of this offering.

         From our inception on April 1, 2002 through December 31, 2003, we incurred losses as we have been incurring expenses without commensurate revenues.

         For the period April 1, 2002 through December 31, 2003, we incurred a loss of $91,289. Our expenses through December 31, 2003 were comprised of $51,179 for travel and entertainment in soliciting clients, $2,351 in connection with our organization, $4,000 for auditing our financial statements and $28,759 in other expenses, primarily for office supplies and postage, interest, Russian newswire and statistical services, and newspaper ads seeking to hire an investment banker.

         During the twelve months ended December 31, 2003, we incurred a loss of $36,372 compared to $54,917 for the nine month period in 2002 from our inception on April 1, 2002 until December 31, 2002. During the past ten months we have reduced our marketing efforts in order to conserve our cash pending receipt of the minimum proceeds of this offering. Our expenses for the twelve months ended December 31, 2003 included $19,047 for travel and entertainment in soliciting clients compared to $37,132 from inception until December 31, 2002. We did not incur any expenses in connection with our organization or for auditing our financial statements in 2003, but incurred $2,351 and $4,000, respectively, of these expenses from inception until December 31, 2002. Our remaining expenses of $17,325 in 2003 were primarily for taxes and the preparation of tax returns and for office supplies, postage, interest and Russian newswire and statistical services, while our other expenses of $11,434 from inception through December 31, 2002 were primarily for office supplies, postage, and website design.

         From our inception on April 1, 2002 through December 31, 2003, we also spent $127,084 with respect to this offering. If this offering is successful, these offering expenditures will be charged against our capital. If the offering is not completed, these offering costs will be expensed.

         For at least the current fiscal year, we anticipate incurring a loss, primarily for marketing expenses, operating expenses and expenses associated with locating and evaluating client candidates.

PLAN FOR THE NEXT TWELVE MONTHS

         We believe that the minimum proceeds from this offering, estimated to be $400,000, will be sufficient to execute our business plan for at least one year. We do not expect during this period to generate significant revenues since it will take us at least six months to register as a broker-dealer in the United States during which time we will not solicit investors in, or any potential acquirers or other business partners for, our clients in the United States. If our clients seek financing or a business combination in a market other than the United States, we may be required, depending upon the laws of that jurisdiction, to register with an appropriate governmental agency or self-regulatory agency in order to receive fees. The following discusses our plan of operations for the first year following our receipt of the minimum proceeds of this offering.

         Our officers will receive, pursuant to their employment agreements, annual salaries aggregating $170,000. The $70,000 annual salary of Vladimir Kuznetsov, our President and Chief Executive Officer, began on January 1, 2004 when he became a full-time employee. The $100,000 annual salary of Leonard W. Suroff, our Executive Vice President, Secretary and Treasurer, will commence two weeks after the receipt of the minimum proceeds of this offering.

         Our business plan calls for us to initially open, within two months of our receipt of the minimum proceeds of this offering, one office in Moscow and one office on Long Island, New York. Our office in Moscow will house our president and chief executive officer, who will be primarily responsible for soliciting clients in Russia. Our office in New York will house our executive vice president, secretary and treasurer who will be in charge of our administrative functions, as well as facilitating relationships with investment banking firms, law firms, accounting firms and other organizations needed to facilitate the raising of capital by our clients in the United States. We have budgeted $50,000 for the establishment of these offices if we receive only the minimum proceeds of this offering, including for security deposits, rent for the first year following our leasing of these premises, and the acquisition of furniture and fixtures, with each office to consist of approximately 500 square feet at an annual rental of approximately $20,000 for our Moscow facility and $12,000 for our New York facility. If more than the minimum proceeds are raised, we expect to lease larger space to accommodate additional personnel we would expect to hire at each office, and upgrading the facilities. We do not anticipate opening additional offices during the first year following completion of this offering.

         We expect to hire, within two months of our receipt of the minimum proceeds of this offering, one administrative assistant to perform secretarial and receptionist services at each of the two offices we plan to open. We estimate that administrative salaries during the first year following our opening of offices will aggregate approximately $50,000. To the extent we receive more than the minimum proceeds from this offering, we expect to hire one secretary and one receptionist for each of our offices. Amounts we have allocated in the table under the caption "Use of Proceeds" in excess of $100,000 for administrative salaries are designed to cover secretaries for investment bankers we would then expect to hire, analysts we would be able to hire and internal bookkeeping, accounts payable and expense payment personnel.

         We intend to hire one investment banker within two months of our receipt of at least $1,250,000 of net proceeds of this offering, and, if we raise net proceeds of at least $2,000,000, a second investment banker as promptly as practicable thereafter in light of our business needs.

         We have allocated $80,000 of the proceeds of this offering to our marketing budget during our first year assuming that we will receive only the minimum proceeds of this offering. To the extent we raise more than the minimum proceeds of this offering, one of our principal uses of these additional funds will be to expand our marketing efforts. We have allocated amounts to marketing as follows:

                                                                            50% OF
                                                   MINIMUM SOLD         OFFERING SOLD           MAXIMUM SOLD
                                                   ------------         -------------           ------------
Travel related expenses to solicit and
     perform services                               $ 60,000               $170,000                $395,000
Newspaper and periodical advertising                  15,000                 25,000                 100,000
Website construction                                   5,000                  5,000                   5,000
Participation at seminars and trade
conferences                                             --                   25,000                  50,000
                                                  ----------              ---------               ---------
                                                     $80,000               $225,000                $550,000
                                                  ----------              ---------                --------


         Of the minimum proceeds of this offering, we have allocated, as part of our marketing budget, $60,000 for travel related expenses to solicit and perform services to our clients, including travel to and from, and internally within, Russia, lodgings and meals, including entertaining our clients and prospective clients and broker-dealers who may be interested in underwriting our clients.

         We expect to begin to advertise within one month of our receipt of the minimum proceeds of this offering in the Moscow daily newspapers Kommersant and Vedomosti, where the price of an advertisement begins at approximately $600 and $900, respectively, for a small one day ad. Periodical ads, while higher, are run less frequently. We will determine the size and number of ads we run based on the amount of proceeds we receive from this offering. While we will begin with newspaper advertising, we could shift or add periodical advertising based on the responses we receive to our newspaper advertising, the amount of proceeds from this offering we receive and the level of our success. Our website development cost will be fixed at approximately $5,000 and will support all of the offices we presently contemplate. We expect to have our website operational within one month following our receipt of the minimum proceeds of this offering. Depending on the responses to our planned newspaper advertisements and to our website on the Internet, we may pursue other advertising media to increase our visibility to our prospective clients. We have not yet developed a plan for advertising on any other medium at this time. To the extent we receive more than the minimum proceeds of this offering, we will be able to also participate at seminars and trade conferences, including conducting and sponsoring educational conferences.

         We have allocated $15,000 of the minimum proceeds of this offering for day-to-day legal services, including for negotiating our leases, participation in, and during, transactions in which we participate for our clients and compliance with the laws of the jurisdictions in which we will operate. We expect that, to the extent we receive only the minimum proceeds of this offering, most of our legal functions will be conducted through Leonard W. Suroff, our executive vice president, secretary and treasurer, who is an attorney admitted to practice in the State of New York. To the extent we receive more than the minimum proceeds of this offering, we expect that our activities will expand and therefore we will expand our need for outside counsel, and our legal expenses will increase. Accounting expense will be for bookkeeping services to the extent we do not raise sufficient funds to hire an internal bookkeeper as discussed above.

         Should we receive more than the minimum proceeds, we expect to deploy the additional amounts received to expand our operations at a faster pace and to support our operations for a longer period of time. See "Use of Proceeds."

         We have allocated to general working capital amounts ranging from $7,000, or 1.8%, of the net proceeds of this offering, if the minimum number of shares being offered are sold to approximately $440,000, or 17.7%, of the net proceeds of this offering if the maximum number of shares being offered are sold. General working capital has not been allocated to any specific purpose, but, rather, will be used to meet contingencies. The occurrence of unforeseen events or changed business conditions also could make it necessary or advisable to reallocate some of the proceeds within the categories set forth in the table in a manner our management deems appropriate. As a result, our management will have broad discretion in applying the net proceeds we receive. Among the contingencies are:

         o to pay a portion of expenses we may incur in the ordinary course of business from time to time after the first year of operations if cash flow from operations is insufficient to meet our expenses;

         o for the purposes outlined in the table if we have underestimated our costs for those items; and

         o to pay additional expenses of hiring more investment bankers, analysts and other administrative staff, opening additional offices or moving to larger space and meeting the higher legal costs than we currently anticipate, if we are able to generate deal flow at a faster pace than we currently anticipate before we generate substantial revenues and receive more than the minimum proceeds of this offering. See "Plan of Operation -- Plan for the Next Twelve Months."

COMMITMENTS AND FINANCIAL RESOURCES

         We intend to form a subsidiary to apply to become a member of the National Association of Securities Dealers and register as a broker-dealer with the SEC as promptly as practicable following our receipt of the minimum proceeds of this offering. We also intend, to the extent required, to register our subsidiary in any states in which it will be conducting a securities business and for it to apply to become a member of the Securities Investor Protection Corporation. We expect that the cost of formation of this subsidiary, preparation of the application, filing fees and the cost of obtaining a broker's blanket bond will be approximately $20,000, and broker-dealer regulatory compliance costs and the employment of required statutory personnel for the first year will cost approximately $55,000.

         On June 27, 2003, we borrowed $107,500 from a bank under a promissory note which bears interest at the rate of 5% per annum and is repayable on December 27, 2005. The Company expects to repay the loan from future operating cash flows. Repayment of the loan is supported by collateral pledged by five of our stockholders, including Messrs. Suroff and Bernstein.

Off-Balance Sheet Arrangements

         We have no off-balance sheet arrangements.

                                    BUSINESS

OUR COMPANY

         IPORUSSIA offers business advisory services to private companies located in the Russian Federation that are interested in raising capital, usually by taking their companies public in the United States, as a means of obtaining access to capital for their companies and liquidity for their principals and other stockholders. In the future, we may offer our services in other countries in the Commonwealth of Independent States. We offer a range of business advisory services to our clients, including providing information regarding the requirements and procedures of going public, assisting them in assembling a team of professionals knowledgeable and experienced in the process, and providing other services to facilitate their capital raising. In appropriate situations we may, alternatively, help our clients to determine whether strategic alliances, including business combinations, are more appropriate for their needs than public or private offerings. While we do not intend to raise capital for our clients or seek strategic partners for our clients, we intend to introduce our clients to broker-dealers who may assist our clients in raising capital from public and in private offerings and may find strategic partners for our clients. We intend to conduct these operations through a subsidiary we intend to form and register as a broker-dealer.

         We will focus our business within the Russian Federation. Although we have no intent to do so at present, later, to the extent we are successful and grow, and their economies and foreign confidence in them grow, we may seek to assist companies in other countries which form the remainder of the Commonwealth of Independent States. We have no time frame for expanding beyond the Russian Federation.

         We believe there are a significant number of companies in Russia seeking assistance to raise capital through the public markets. We intend to guide and assist selected companies that are considering a public offering but which lack the expertise to enable them to proceed with the process on their own. Our target market consists of established businesses with products or services that we perceive as having compelling features and providing benefits that we believe will be well-received in the marketplace, with national or international sales potential, and whose management teams have limited or no experience or knowledge in the going public process.

         Since we began operations in April 2002, we have been seeking to establish a client base through the efforts of our president and chief executive officer who is based in Russia and through various organizations in Russia seeking to foster foreign investment in Russian companies. Although we have entered into financial advisory agreements with four Russian bank clients, to date we have not generated revenues. We do not intend to limit our clients to those in any particular industry.

         Only Leonard W. Suroff, our executive vice president, secretary, treasurer and a director, as a result of serving as in-house counsel to publicly-held companies, has had experience in coordinating the hiring and functioning of counsel, accountants, underwriters and others to conduct public offerings. However, Mr. Suroff has had no experience in the capital raising function of foreign private issuers, such as our clients and prospective clients, and has had only limited business acquisition experience. Neither Vladimir F. Kuznetsov, our president, chief executive officer and a director, nor Richard Bernstein, a director, has had experience in arranging, or coordinating the efforts of companies in arranging for, professionals to conduct public offerings. Assuming we raise at least $1,000,000 of net proceeds of this offering, we intend to hire one individual with investment banking experience and, if we raise net proceeds of at least $2,000,000, a second individual with investment banking experience.

MARKET BACKGROUND AND STRATEGY

         Following the collapse of communism and its replacement with capitalism in late 1991 and early 1992, Russia began a program to privatize its former state-owned industries.

         According to the State Statistical Committee of the Russian Federation, from the start of Russia's privatization campaign in 1992 through September 12, 2003, the number of privatized companies reached 141,496 which, based on information from the Russian Ministry of Property Management, is more than

72% of the total number of the State-owned enterprises at the beginning of privatization process. During the first half of 2003, according to the State Statistical Committee, there were 1,177 companies privatized.

         According to the Russian Federation Economic Development and Trade Ministry, the gross domestic product of Russia expanded by 4.1% in 2000, 5% in 2001, 4.3% in 2002, and approximately 7% in the first five months of 2003, primarily as a result of exports of oil, natural gas and metals.

         According to the January 20, 2003 edition of The Moscow Times, in his statement announcing this growth, Russian Prime Minister Mikhail Kasyanov acknowledged that the Russian banking system lacks adequate liquidity for financial institutions to make serious investment toward the country's economic development. According to the January 16, 2003 edition of Finansovye Izvestia, "It is possible to expect that actions of banks will be aimed at increasing of capitalization, which is low now."

         We believe that, with the expansion of the Russian economy since Russia's financial crisis and currency devaluation in 1998, confidence in the Russian economy has been growing, resulting in an expansion of foreign investment in Russian companies due to Russia's market potential, low cost work force and availability of natural resources, particularly oil and gas. We also believe that, as confidence grows in the political and economic stability of Russia, as the Russian legal and taxation system improves, as Russia's historical reticence to accept foreign investment subsides and with the need for capital that is not readily available within the Russian markets, Russian companies are likely to seek more capital outside the Russian Federation. The February 12, 2003 edition of The New York Times quotes BP p.l.c.'s chief executive, Lord Browne, in citing as reasons for BP's decision to make an investment in a Russian oil production venture, Russia's "greatly improved economic stability, improved legal system and increasing commitment to the international rules of trade and business." We also believe that the recent successful combined international and United States offerings and listings on the New York Stock Exchange of Mobile Telesystems OJSC, a provider of mobile cellular communications services in Moscow, in June 2000 and Wimm-Bill-Dann Foods, OJSC, a Russian manufacturer of dairy and juice products, in February 2002 will further spur Russian companies to seek capital in the United States in order to expand their operations. Although the offerings of these two companies
- $322.7 million in the case of Mobile Telesystems and $207.1 million in the case of Wimm-Bill-Dann Foods - are likely to be larger than offerings we expect our target clients to be making, we believe the growth of the Russian economy and the need for capital will result in other Russian companies that are desirous of growth seeking capital in foreign markets, including the United States.

         Our initial focus has been to aid Russian banks in seeking capital as a result of their need for increased capital and liquidity. Furthermore, because they are government regulated - reporting to the Russian Central Bank - they have more sophisticated accounting and are more accustomed to the reporting process. We believe Russian banks are likely to make offerings in the United States. To this end, we have, to date, entered into financial advisory agreements with four Russian banks. See "Business - Initial Advisory Contracts."

SERVICES OFFERED

         We plan to help our clients in planning to raise capital in the United States, and, in appropriate circumstances, markets such as England or Germany, either together with or instead of the United States, in one or more of the following ways:

          o Familiarizing clients with the process and procedures for raising capital in the United States, including:

               >> The potential benefits and detriments to selling their securities in public markets;

               >>   The registration process;

               >>   Listing requirements and procedures;

          o Assisting clients in evaluating their business opportunities and strategic and financial alternatives with a view toward maximizing business opportunities and stockholder value;

          o Work with clients to analyze the potential economic impact to them, their principals and their stockholders of a public offering and other forms of financing;

          o Helping clients to develop business strategies and goals, and assisting in the preparation of a business plan;

          o Advising on the establishment of a capital structure suitable for a public company to assure they have adequate authorized securities, sufficient outstanding shares for an adequate public float and a structure designed to have a minimum offering price required in order for institutional investors to invest and establish a range customary in the market in which their securities are to be offered;

          o Advising on building and strengthening management teams that are appropriate for a public company, including individuals with appropriate operational, financial and accounting backgrounds;

          o Advising on the creation of compensation arrangements, including incentive programs, to align the interests of management and investors;

          o Helping clients develop a board of directors structure acceptable to United States investors and that meets the applicable requirements of the exchange or automated trading system on which the client proposes to list its securities, including helping to find sufficient and appropriate independent directors and establishing audit, compensation and other committees;

          o Advising on the appropriate market on which the securities proposed to be offered by our clients are to be listed and traded, including providing information regarding the criteria for initial and continued listing of the potential markets;

          o Interviewing and recommending to clients, in both their country of origin and in the countries in which they intend to offer their securities:

               >>   Law firms

               >>   Accounting firms

               >>   Investment banking firms and underwriters

          o Introducing clients to transfer agents, registrars and banknote companies;

          o Counseling on public relations following completion of an offering, including recommending public relations firms to the client;

          o Assisting in the organization and development of information for inclusion in a registration statement or other disclosure document and in listing documents; and

          o While we will not directly or indirectly raise capital for our clients, we intend to introduce our clients to broker-dealers who may assist them in raising capital.

         We will not provide any legal or accounting advice to clients, which advice will be provided by attorneys, accountants, investment bankers or others who we either introduce or recommend to our clients. We believe fees for our services will include cash fees, shares, and warrants in client companies' common stock or a combination of those forms of consideration. The amount of cash, stock and warrants will vary depending on the type and scope of services required by the client and through negotiation with each client.

MARKETING STRATEGY

         We believe that we will attract potential clients from various sources, initially through contacts that our chief executive officer and members of our advisory board have in Russia. We also intend to conduct selective advertising in business and trade newspapers and periodicals, develop our website to which prospective clients will have access, conduct and sponsor educational conferences, and develop contacts with various accounting and law firms located in Russia. We plan to have an Internet website located at www.iporussia.us. The website will also be registered in different Internet search engines, including Yahoo, Excite, AOL and other major search engines, so that clients and potential clients can find our website. Depending on the responses to our planned newspaper advertising and our website on the Internet, we may pursue other advertising media to increase our visibility to our prospective clients. We have not yet developed a plan for advertising on any other medium at this time.

         In light of our limited staff and resources and to properly develop our reputation, we intend to be selective in accepting clients. We will evaluate each potential client by analyzing its business and prospects for a public offering. In our evaluations, we will analyze, among other things, the potential client's financial position, the experience of its management, its products, services and concepts, its competitors, its stockholder base, its organization and its capitalization to determine whether a public offering is feasible or advisable for the potential client.

         In August 2002, we entered into a Memorandum of Understanding with Finance-Analyst Joint Stock Company, a duly registered Russian stock broker and asset manager qualified to trade securities of customers residing in the Russian Federation. The Memorandum of Understanding provides for cooperation between us, with Finance-Analyst Joint Stock Company to introduce us to Russian corporations desirous of going public in foreign markets and also assist in the due diligence process. In turn, we will recommend that our clients consider using Finance-Analyst Joint Stock Company to list their securities on the Russian stock market.

         On October 31, 2002, we entered into separate Protocols of Mutual Understanding and Support with The Chamber of Commerce and Industry of Moscow Region and with the Moscow Region Center of Innovative Technologies, known as INPROTECH. On December 25, 2002, we entered into a Protocol of Mutual Understanding and Support with the Institute of Independent Social and Economic Studies - INSEI LLP. Each party to a Protocol of Mutual Understanding and Support with us has agreed, with no cost to us, to identify, and facilitate our introduction to, Russian corporations that may be interested in our services. The Chamber of Commerce and Industry is a non-state, non-profit organization set up with the aim of promoting growth of the Russian economy and its integration into the world economic system, and forging trade, economic, scientific and technological links between Russian and foreign business communities, including assisting in the attraction of foreign investments. INPROTECH was formed in 2001 on the initiative of the Government of Moscow Region of the Russian Federation to establish a quality system for the support and development of innovation and investment activities in the Moscow Region. INPROTECH has developed a database of investment projects and innovation technologies in Moscow. This database is available to investors interested in investments in the region. While we will have access to INPROTECH's database, we will not be listed in INPROTECH's database. INPROTECH intends to introduce potential clients. INSEI provides finance consulting, tax information and audit services for Russian and foreign enterprises. We believe that the three protocols will provide us with introductions to potential clients.

         Mikhail V. Romanovsky, a member of our advisory board and the owner of 50,000 shares of our common stock, is Chairman of the Board of Directors of INSEI. See "Management -- Advisory Board." Neither we or any of our affiliates are affiliated with Finance-Analyst Joint Stock Company, the Chamber of Commerce and Industry of Moskow Region or INPROTECH nor any of their affiliates.

INITIAL ADVISORY CONTRACTS

         To date, we have entered into agreements to advise four Russian banks to assist in their efforts to raise additional capital.

         The first agreement was entered into on April 30, 2002 with the Joint Stock Bank Elektronika based in Moscow and provides for us to endeavor to introduce the bank to one or more underwriting companies, stock brokerage companies or investors who may be interested in engaging in a financing arrangement or in a business combination with the bank. The bank has agreed to pay us a cash fee, upon closing of the transaction, of 7% of the consideration, as defined, paid in any of those type transactions that are consummated. We have agreed to pay 2/7 of our fee to a stockholder who owns less than 5% of our common stock. The agreement provides for a 24-month term and we are entitled to receive our full fee even if a covered transaction is entered into up to two years after the expiration of the agreement with an investor we introduced to the bank during the term of the agreement. We are in the process of obtaining the business information about the bank in the English language for distribution to various third parties that may be interested in underwriting securities of the bank.

         The second agreement, entered into on October 31, 2002 with Russian Deposit Bank, provides for us to provide business consulting assistance and guidance, as well as introducing this client to underwriting companies, stock brokerage companies, a foreign bank or bank group investors interested in effecting a strategic alliance or financing on acceptable terms to the bank and the investor. We are to receive a cash fee, upon closing of the transaction, of 5% of the consideration, as defined, paid in any of those type transactions that are consummated. We have agreed to pay 10% of our fee to an unaffiliated third party. The agreement provides for a 24-month term and we are entitled to receive our full fee with respect to a covered transaction that is entered into up to two years after the expiration of our agreement with an investor we introduced to the bank during the term of our agreement.

         The third agreement was entered into with Avangard Joint Stock Bank, OJSC, on November 11, 2002, and provides for us to endeavor to assist and introduce the bank or its affiliates to underwriting companies, stock brokerage companies, a foreign bank or bank group to be a potential strategic alliance partner and/or investors who may be interested in engaging in a business combination with the bank or its affiliates or a financing arrangement for a private placement or initial public offering of Avangard's securities on a foreign stock market. We are to receive a cash fee upon closing of the transaction of 3% to 5% of the consideration paid in a covered transaction that is consummated. We have agreed to pay 10% of our fee to an unaffiliated third party. The specific amount of the fee and the method of computing the consideration paid in the transaction is to be mutually determined between the parties. The agreement provides for a 24-month term and we are entitled to receive our full fee even if a covered transaction is entered into up to twelve months after the expiration of the agreement with an investor we introduce to the bank during the term of the agreement.

         The fourth agreement, entered into on January 22, 2003 with Sotsialny Gordskoy Bank Open Joint Stock Company, provides for us to provide business consulting assistance and guidance, as well as introducing this client to underwriting companies, stock brokerage companies, a foreign bank or bank group investors interested in effecting a strategic alliance or financing on acceptable terms to the bank and the investor. We are to receive a cash fee, upon closing of the transaction, of 5% of the consideration, as defined, paid in any of those type transactions that are consummated. We have agreed to pay 10% of our fee to an unaffiliated third party. The agreement provides for a 24-month term and we are entitled to receive our full fee with respect to a covered transaction that is entered into up to two years after the expiration of our agreement with an investor we introduced to the bank during the term of our agreement.

         Neither we nor any of our affiliates are affiliated with the companies with which we are parties to advisory contracts nor with any of their affiliates.

COMPETITION

         Competition in Russia for the business advisory services that we are offering is likely to rapidly evolve in time as Russian companies expand their capital raising efforts. There are no substantial barriers to entry into our operations, and we expect that competition will increase. We expect our principal competitors to be:

          o    Investment banking firms

          o    Law firms

          o    Accounting firms

          o    Specialized consulting companies.

         Foreign investment banking firms, such as Deutsche Banc Alex. Brown, and ING Barings in the case of the offering by Mobile Telesystems OJSC in June 2000 and ING Baring in the case of the offering by Winn-Bill-Dann in February 2002 - the only two underwritten offerings into the United States market of Russian companies to date that we are aware of - have begun underwriting securities of Russian companies. See "Business - Market Background and Strategy."

         Most of the companies with whom we will compete have more experience in capital raising than we and our officers, directors and advisors have, and have greater market presence and financial, technical, personnel, marketing and other resources than we have. We intend to compete primarily through contacts that our president and chief executive officer has throughout Russia and our marketing efforts.

GOVERNMENT REGULATION

         The services being provided by us to clients in Russia, including introducing them to underwriters, investment bankers and other financing sources, do not require us to obtain Russian governmental approvals or licenses, although we may be required to register as a company doing business in that country.

         As promptly as practicable following receipt of the minimum proceeds of this offering, we intend to form a subsidiary to apply to become a member of the National Association of Securities Dealers and register as a broker-dealer with the SEC and in the states in which we will be conducting a securities business, and apply to become a member of the Securities Investor Protection Corporation. On June 27, 2003, we borrowed $107,500 to finance this process, and broker-dealer regulatory compliance costs and employment of required statutory personnel for the first year and the interest payable on the note prior to its maturity on December 27, 2005. We understand that, at present, the registration process takes approximately six months from the filing of an application to complete the registration process. Until such time as we become a registered broker-dealer, we will not introduce clients to broker-dealers, solicit investors in, or any potential acquirers or other business partners for, our clients in the United States. If our clients seek financing or a business combination in a market other than the United States, we may be required, depending upon the laws of that jurisdiction, to register with an appropriate governmental agency or self-regulatory agency in order to receive fees. However, there is no assurance that we will be able to complete the registration process.

EMPLOYEES

         At present our only employees are Vladimir F. Kuznetsov, our president and chief executive officer, and Leonard W. Suroff, our executive vice president, secretary and treasurer. Neither has devoted substantial time to our business to date. However, Mr. Kuznetsov became a full-time employee on January 1, 2004 and Mr. Suroff, following the receipt by us of the minimum proceeds of this offering, will devote such business time as is necessary to fulfill his duties, estimated to be, on average, approximately three days per week. See "Management" and "Executive Compensation - Employment Agreements."

LEGAL MATTERS

         There is no pending or, to our knowledge, threatened litigation or administrative action against us or our officers and directors.

PROPERTIES

         We presently maintain our principal executive offices at the residence of our executive vice president, secretary and treasurer, Leonard W. Suroff, from which we conduct operations, and for which we pay no rent and do not anticipate paying rent in the future. Presently, we have no operating office in Russia. We anticipate that following completion of this offering we will open an office in Moscow to house our Russian operations and an office on Long Island, New York to house our United States operations. We have not selected a location as yet for either of these offices. We expect to lease, during our initial stages, approximately 500 square feet of space in each location at a rental that is expected to approximate $20,000 per year for our Moscow space and $12,000 per year for our Long Island space.

                                   MANAGEMENT

         Our executive officers and directors are:


                      NAME                               OFFICE
                      ----                               ------

               Vladimir F. Kuznetsov        President, Chief Executive Officer
                                            and Director

               Leonard W. Suroff            Executive Vice President, Treasurer,
                                            Secretary and Director

               Richard Bernstein            Director

         The following describes the employment background during the past five years of our executive officers and directors and the members of our advisory board:

         VLADIMIR F. KUZNETSOV - President, Chief Executive Officer and Director

         Vladimir F. Kuznetsov has been our president, chief executive officer and a director since our inception in April 2002. Mr. Kuznetsov did not devote a significant amount of time to our affairs until he became a full-time employee on January 1, 2004. See "Executive Compensation - Employment Agreements" for information concerning Mr. Kuznetsov's employment agreement with us. From February 1999 until December 31, 2003, Mr. Kuznetsov was managing director of the Moscow Office of Rascom, a company that provides telecommunications services. Mr. Kuznetsov was engaged in organizing Rascom's marketing campaign. From November 1997 to February 1999, Mr. Kuznetsov was employed as director for marketing and sales and director for business development of Macomnet, a Russian-American joint venture that is a fiber-optic telecommunications carrier. Mr. Kuznetsov was engaged in restructuring Macomnet's marketing and sales force. From January 1997 to November 1997, Mr. Kuznetsov was employed as technical director of telecommunications systems for Altro GmbH (Austria), a telecommunications and security systems distributor. From May 1996 to January 1997, Mr. Kuznetsov was a marketing and sales representative in Russia for Securacom, Inc., a United States based security systems distribution company. From September 1973 to October 1994, Mr. Kuznetsov was an officer of the Armed Forces of the USSR and the Russian Federation, rising to the rank of colonel attached to the General Staff of the Armed Forces. Mr. Kuznetsov graduated from Lvov Polytechnic Institute as an Electronics Systems Engineer and from the Military Telecommunications Academy, receiving a degree in Management of Telecommunications Systems. Vladimir F. Kuznetsov is 54 years of age.

         LEONARD W. SUROFF - Executive Vice President, Secretary, Treasurer and Director

         Leonard W. Suroff has been our executive vice president, secretary, treasurer and a director since our inception in April 2002 and executive vice president since February 2003. To date, Mr. Suroff's activities have related principally to formulating our business strategy and managing our capital-raising activities on a part-time basis. Following our receipt of the minimum proceeds of this offering, Mr. Suroff is to devote such business time as is necessary to our business to fulfill his duties as our executive vice president, secretary, treasurer and a director. See "Executive Compensation - Employment Agreements" for information concerning Mr. Suroff's employment agreement with us. Mr. Suroff has been corporate counsel to TII Network Technologies, Inc., a publicly traded company engaged in the manufacture of electronic products, for more than the past five years. From May 1990 until September 2002, Mr. Suroff also was corporate counsel to American Biogenetic Sciences, Inc., a publicly traded biotechnology company engaged in researching and developing diagnostic tests for cardiopulmonary conditions as well as treatments for neurological disorders. Mr. Suroff graduated from Polytechnic University in New York with a Bachelor of Science degree in Mechanical Engineering and from Brooklyn Law School. Mr. Suroff is admitted to practice before the United States Patent and Trademark Office as a registered patent attorney. Leonard W. Suroff is 66 years of age.

         RICHARD BERNSTEIN - Director

         Richard Bernstein has been a director since our inception in April 2002. Mr. Bernstein has managed his personal investments since January 1999. From April 1994 to December 1998, he was president and chief executive officer and a director of NovoComm, Inc., a multimedia telecommunications firm, spending approximately 50% of his business time in Russia focusing on the emerging Russian and Ukrainian telecommunications markets. Mr. Bernstein will devote only so much of his time to our affairs as is necessary to discharge his duties as a director. Richard Bernstein is 60 years of age.

         All directors hold office until the next annual stockholders' meeting and until their successors have been elected or qualified or until resignation or removal. Vacancies on the board are filled by a majority vote of the remaining directors. Officers serve at the pleasure of the board of directors.

ADVISORY BOARD

         We have established an informal advisory board. The role of the advisory board is to be available to assist our management with general business and strategic planning advice upon request from time-to time. Accordingly, the advisory board members intend to devote themselves part-time to our affairs.

         The advisory board as it is presently composed is as follows:

         Cleveland Johnson, Jr., chairman of our advisory board, has extensive experience in both business and government. Since June 1998, Mr. Johnson has been a vice president of administration and sales, on a part-time basis, of Valucare, Inc., a company providing home health care service and since January 1998, Mr. Johnson has been involved in a number of civic, philanthropic, educational and political organizations. From June 1993 to December 1997, Mr. Johnson was vice-president of government relations and a member of the board of directors of Mariga Communications Corp., a company engaged in developing paging and other telecommunication systems in Russia. Prior thereto, Mr. Johnson was a regional director of the U.S. Department of Health and Human Services, vice-president for the College of Technology of the State University of New York and deputy county executive for New York's Suffolk County. In addition, since January 1966, Mr. Johnson has been president of Johnson Consulting Associates, a company providing business development, housing, health care and general business consulting services. Mr. Johnson holds a Bachelor of Science degree in Business Administration from Tri-State University and a Masters Degree in Public Administration from New York University. Mr. Johnson is currently a member of the board of directors of Allstate Life Insurance Company of New York and IntrAmerica Life Insurance Company.

         Sergei N. Abeltsev was elected a member of the Russian Duma in December 2003 and has been vice-chairman of the Liberal-Democratic Party of Russia since 1994. Since January 2000, has also served as deputy chief of staff of the Committee on Informatization Policy of the Russian Duma, and state counselor, 2nd Class. Mr. Abeltsev provides us with knowledge of the current economic and business environment in the Russian Federation. From December 1995 to December 1999, Mr. Abeltsev was a deputy of the State Duma (the lower House of the Russian Federal Assembly), deputy head of the Liberal Democratic Party in the Duma and deputy chairman of the Duma Committee on the National Security. Mr. Abeltsev served in the Armed Forces of the USSR from August 1978 to January 1990. He graduated from the Academy of the General Staff of the Armed Forces of the Russian Federation and received a Doctor of Law degree from the Legal Institute of the Ministry of Interior of the Russian Federation.

         Paisley D. Demby has finance and strategic management experience. Since January 2003, Mr. Demby has been chief executive officer and, from May 1999 until January 2003, was president and chief executive officer of PBN Consulting, a company providing business consulting services. Mr. Demby has also served, since January 2003, as director of venture marketing for Synergie Capital Group, Inc., an investment banking and venture advisory organization serving entrepreneurs and investors in America and Europe and, from January 2001 to April 2002, also was business coordinator and a teacher at the Drake School of The Bronx. Mr. Demby has a Bachelor of Arts degree in Engineering and Economics from Brown University and an MBA from The Wharton School, University of Pennsylvania. Prior to attending The Wharton School, Mr. Demby was employed from July 1992 to April 1997 by JP Morgan in its Global Technology and Operations Division and served as a business consultant to various divisions in JP Morgan, including the Financial Department.

         Fyodor I. Ladygin retired as a three-star general of the former Soviet Union Armed Forces in May 1997. Mr. Ladygin, who resides in Moscow, is knowledgeable of the Russian Federation government and private industry. Since July 2002, Mr. Ladygin has been a member of the executive board, East-West Energy Dialogue Institute, a Moscow-based entity that establishes business contacts with oil, gas, electricity and power production companies. Since May 2001, Mr. Ladygin has also been the director of VECTOR United Bureau of Strategic Analysis. From May 1997 until May 2001, Mr. Ladygin served as a private consultant to a number of Russian companies. While in the military, Mr. Ladygin served as chief, intelligence directorate/deputy chief of the general staff of the Russian Armed Forces from August 1992 to May 1997 and chief of the treaty and legal directorate of the general staff from June 1990 to August 1992, where his main responsibility was supervision of arms control negotiations. Since its establishment in September of 1999, Mr. Ladygin has been a member of the Russian National Anti-Corruption Committee, a public organization.

         Gus Poulos has banking and investment finance experience. Mr. Poulos has managed his personal investments since July 2001. Prior thereto, from June 1993 to July 2001, Mr. Poulos was a partner in Omega Partners, Inc., a company providing financial advisory services. From June 1985 to December 1988, Mr. Poulos was president, and from July 1980 to June 1985, executive vice president and chief operating officer of Riverhead Savings Bank. For twenty years prior thereto, Mr. Poulos was senior vice president of Union Savings Bank. Mr. Poulos has a Bachelor of Arts degree in Accounting from Hofstra University.

         Mikhail V. Romanovsky has, since 1990, been chairman of the Board of Directors of the Institute of Independent Social and Economic Studies - INSEI LLP, located in St. Petersburg, Russia, which provides finance consulting and planning, tax information and audit services for American, European and Russian enterprises operating in Russia. In addition, since 1981, Mr. Romanovsky has been Head of The Department of Finance of St. Petersburg State University of Economics and Finance, from which he received his Doctorate degree in Economic Studies

         Eugene A. Selivra, M.D. is a physician who relocated from Russia to the United States in December 1991. Dr. Selivra is available to advise us on Russian customs and also brings us a knowledge of the international medical industry. Since October 2003, Dr. Selivra has been the chief operating officer of Global Medical Institutes, LLC, a company engaged in conducting clinical studies. From September 2000 to October 2003 Dr. Selivra was director of the Winthrop South Nassau University Health System Clinical Trials Network at Winthrop University Hospital. From November 1998 to August 2000, Dr. Selivra was clinical studies director for Innovative Clinical Solutions, Ltd., a company engaged in conducting clinical research. From September 1994 to November 1998, Dr. Selivra was employed by Arkansas Mental Health Research & Training Institute, a division of Mental Health Services of the Arkansas Department of Human Services, which is affiliated with the University of Arkansas, as associate director for clinical trials from March 1998 to November 1998 and as coordinator of clinical trials from September 1994 to November 1998. Dr. Selivra received his medical degree from First Leningrad Academician I.P. Pavlov Medical School.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

         No officer or director has received any compensation, other than reimbursement for out-of-pocket expenses incurred on our behalf, until after the completion of this offering. We estimate that, on average, Vladimir F. Kuznetsov, our president and chief executive officer, and Leonard W. Suroff, our executive vice president, secretary and treasurer, have devoted approximately 15 hours and 10 hours per week, respectively, to our affairs. Commencing January 1, 2004, Mr. Kuznetsov became a full-time employee and following completion of this offering, Mr. Suroff will become a part time employee, each to be compensated under his employment agreement discussed below.

EMPLOYMENT AGREEMENTS

         We are a party to employment agreements with Vladimir F. Kuznetsov to serve as our president and chief executive officer and Leonard W. Suroff to serve as our secretary and treasurer. Mr. Kuznetsov's employment agreement became effective January 1, 2004, while Mr. Suroff's employment agreement will become effective two weeks after we receive the minimum proceeds from this offering. Each will be for a term expiring March 31, 2007, subject to earlier termination as discussed below. However, if we do not receive the minimum proceeds of this offering within six months after the date of this prospectus, unless mutually extended, either party to an employment agreement may terminate it on ten days' notice.

         Mr. Kuznetsov became our full-time employee on January 1, 2004. Mr. Suroff is not expected to devote a significant amount of business time to us until the effective date of his employment agreement with us. Mr. Kuznetsov's agreement provides for him to be our full-time employee at the offices we plan to establish in Moscow and to receive an annual salary of $70,000. Mr. Suroff's agreement provides for him to devote such business time as is necessary to our business and to receive an annual salary of $100,000. It is presently estimated that Mr. Suroff will devote, on average, approximately three business days per week to our affairs. The salaries of each of Messrs. Kuznetsov and Suroff are to increase at the end of each 12-month period after its effective date by an amount to be determined by our board of directors, but by no less than 15% over the previous year. Each employment agreement provides that our board of directors may, but is not obligated to, award bonuses based upon the officer's performance. No criteria have been established at this time for determining the basis upon which any bonuses may be awarded. We are to provide each of Messrs. Kuznetsov and Suroff with, among other things, medical insurance and a car for business purposes. We have also agreed to indemnify each, to the fullest extent permitted by applicable law and our certificate of incorporation, against expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of any legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his being or having been an officer of us.

         Each agreement permits us to terminate the employment agreement and discharge the employee for cause, as defined in the agreement, and the employee to terminate the agreement in the event of a breach of any provision of the agreement by us, in either case that is not cured within 30 days. We may also terminate an agreement if the employee is disabled and unable to perform his normal duties for a period of four consecutive months or six months in the aggregate in any 12-month period.

         Each of Messrs. Kuznetsov and Suroff have agreed, among other things, not to disclose our trade secrets or confidential information about us or to compete against us for a period of two years after termination of his employment agreement, if his employment is terminated by us for cause. Each has also agreed not to influence our employees or customers in an attempt to divert their services or business from us for a period of two years after the later of termination of employment or receipt of any compensation from us. There can be no assurance that we will be able to maintain an action in Russia to enforce these covenants.

STOCK OPTIONS

         We have adopted a stock option plan to reward and provide incentives to our present and future employees, officers, non-employee directors and consultants. Under the plan, we may grant options to purchase up to 3,000,000 shares of our common stock. The maximum number of shares that can be subject to an option granted to any person in any calendar year can not exceed 500,000 shares. Options may be either "incentive stock options" intended to qualify for favorable tax treatment under Section 422A of the Internal Revenue Code of 1986 or "non-qualified stock options." Options granted to non-employee directors and consultants can only be non-qualified stock options. The plan is administered by our board of directors or a committee of the board. Our board or its committee shall have the authority, subject to the express provisions of the plan, to determine the terms and conditions of each option, including to whom to grant options, the option's term, conditions to the exercise of options, vesting schedules and whether to accelerate the date of exercise of any option installment. Option exercise prices are to be determined by our board or its committee but must be at least 100% of the market value of our common stock on the date of grant or, in the case of an incentive stock option granted to an optionee who possesses more than 10% of the combined voting power of all classes of our stock, 110% of the market value of our common stock on the date of grant. Options can be granted for a term, established by the board or its committee, not exceeding ten years from the date of grant or, in the case of an incentive stock option granted to an optionee who possesses more than 10% of the combined voting power of all classes of our stock, five years from the date of grant. While we have granted no stock options to date, we anticipate that part of the compensation arrangement for the General Securities Principal we expect to hire will include a presently unknown number of stock options.

DIRECTORS' COMPENSATION

         Our directors receive no compensation for their services as directors. Messrs. Kuznetsov and Suroff will, however, receive compensation for their services as employees pursuant to their employment agreements (see " -- Employment Agreements," above). Mr. Bernstein does not receive compensation for any services for us. Members of the advisory board will receive $1,000 for each meeting they attend and travel and other expenses incurred in connection with their attendance at meetings.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Both our certificate of incorporation and by-laws provide that we shall indemnify, to the fullest extent permitted under the Delaware General Corporation Law, all persons that we have the power to indemnify under that law. Our employment agreements with Messrs. Kuznetsov and Suroff require us to indemnify each, to the fullest extent permitted by applicable law and our certificate of incorporation, against expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of any legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his being or having been an officer of us.

         Section 145 of the General Corporation Law of Delaware provides, in general, that a corporation incorporated in the State of Delaware, such as us, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving in that capacity in another enterprise at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with the action, provided the person acted:

          o    in good faith,
          o    in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and
          o    with respect to any criminal action or proceeding, had no
               reasonable cause to believe the person's conduct was unlawful.

         However, in the case of a derivative action, an action by or in the right of the corporation, the corporation may indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any matter as to which the person is adjudged to be liable to the corporation except to the extent that the court determines the person is fairly and reasonably entitled to indemnity for such expenses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

CERTAIN TRANSACTIONS

         In April 2002, we sold 13,000,000 shares of our common stock to 26 investors for $.0001 per share, or an aggregate of $1,300. Among the investors were:

          o Vladimir F. Kuznetsov, our president, chief executive officer and a director, who purchased 1,500,000 shares,

          o Leonard W. Suroff, our executive vice president, secretary, treasurer and a director, who purchased 1,225,000 shares,

          o    Richard Bernstein, a director, who purchased 1,575,000 shares.

          o    The sons of Mr. Kuznetsov, who purchased 720,000 shares,

          o The wife and children of Mr. Suroff, who purchased 3,065,000 shares,

          o The wife and children of Mr. Bernstein purchased 2,790,000 shares, and

          o Five members of our advisory board, who purchased an aggregate of 300,000 shares.

         In May 2002, we sold 100,000 shares of our common stock to two investors for $0.25 per share, or an aggregate of $25,000. One of the investors was Mr. Suroff, who purchased 50,000 shares.

         In July and August 2002, we sold 500,000 shares of our common stock to two investors for $0.25 per share, or an aggregate of $125,000. One of the investors was an individual retirement plan for a member of our advisory board which purchased 200,000 shares.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock, as of the date of this prospectus, by
(i) each person, including any "group," as that term is used in Section 13(d)(3) of the Securities Act of 1934, who is known by us to own beneficially 5% or more of our common stock, (ii) each of our directors, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to the shares owned by them.

                                                                       PERCENTAGE OF SHARES
                                                                        BENEFICIALLY OWNED
                                                     -----------------------------------------------------------------
                               AMOUNT AND NATURE                                      SALE OF 50% OF   SALE OF MAXIMUM
                                 OF BENEFICIAL       PRIOR TO      SALE OF MINIMUM    MAXIMUM SHARES      OF SHARES
STOCKHOLDER                        OWNERSHIP         OFFERING      SHARES OFFERED        OFFERED           OFFERED
-----------                   ------------------     --------      ---------------    --------------   ---------------
Vladimir F. Kuznetsov
  19/2 Bratislavskaya
  Street
  Moscow, 109453
  Russian Federation          1,500,000                11.0%            10.6%               9.9%             9.0%

Leonard W. Suroff
  12 Tompkins Avenue
  Jericho, NY 11753           2,450,000(1)             18.0%            17.3%              16.2%            14.8%

Richard Bernstein
  4 Dogwood Hill
  Brookville, NY 11545        3,100,000(2)             22.8%            21.8%              20.5%            18.7%

All three executive
   officers and directors
   as a group                 7,050,000(1)(2)          51.8%            49.7%              46.6%            42.5%
---------------

(1) Includes 1,225,000 shares owned by Mr. Suroff's wife, who has sole voting and dispositive power with respect to the shares owned by her and as to which Mr. Suroff disclaims beneficial ownership.

(2) Includes 1,575,000 shares owned by Mr. Bernstein's wife, who has sole voting and dispositive power with respect to the shares owned by her and as to which Mr. Bernstein disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. Both our common stock and preferred stock have a par value of $.0001 per share. As of the date of this prospectus, there are 13,600,000 shares of common stock outstanding, which are held by 28 holders of record. After the offering we will have issued and outstanding common stock of between 14,200,000 shares, if only the minimum number of shares offered by this prospectus are sold, and 16,600,000 shares, if the maximum number of shares offered by this prospectus are sold. We currently have no shares of preferred stock outstanding and no outstanding options, warrants or other securities to acquire shares of our common stock or preferred stock.

COMMON STOCK

         The following summarizes the rights of holders of our common stock:

          o each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

          o subject to preferences that may apply to shares of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors;

          o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all our liabilities and the repayment of any liquidation preference of any then outstanding preferred stock;

          o neither we nor holders of our common stock have the right to require redemption of our common stock and, accordingly, there are no sinking fund provisions applicable to our common stock;

          o holders of our common stock have no right to convert or exchange their shares for any other class or series of securities; and

          o holders of our common stock have no preemptive or conversion rights.

PREFERRED STOCK

         Our certificate of incorporation authorizes our board of directors, without any vote or action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences and privileges of each series. Among other rights, our board of directors may determine, without further vote or action by our stockholders:

          o    the number of shares and the designation of the series;

          o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

          o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

          o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

          o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

          o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

         We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquiror. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

DELAWARE ANTI-TAKEOVER LAW

         We will be subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

          o the transaction is approved by the board of directors before the time the interested stockholder attained that status;

          o upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

          o at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is OTC Corporate Transfer Service Co., 9 Field Avenue, Hicksville, New York 11801.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, between 14,200,000 and 16,600,000 shares of our common stock will be issued and outstanding. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates". An affiliate is generally a person who has a controlling position with regard to us. We presently consider Messrs. Kuznetsov, Suroff and Bernstein to be our affiliates. Any shares of common stock purchased by our affiliates in the offering will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The terms of this offering do not permit our officers, directors or members of their immediate families to purchase, directly or indirectly, shares in this offering.

         All of our presently outstanding 13,600,000 shares are "restricted securities," as that term is defined in Rule 144, of which 7,050,000 shares are held by persons who may be considered to be our affiliates or whose shares may be aggregated with their shares in connection with sales under Rule 144. All our issued and outstanding shares will become eligible for sale under Rule 144 into the public market 90 days after the date of this prospectus, subject to the limitations discussed in the next paragraph.

         In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person or group of persons whose shares are aggregated who has owned restricted shares for at least one year will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

          o 1% of the number of then outstanding shares of our common stock, or

          o if our shares ever become listed on a stock exchange or Nasdaq, the average weekly trading volume of our common stock during the four calendar weeks preceding the sale;

provided, that, public information about us, as required by Rule 144, is available and the seller complies with manner of sale provisions and notice requirements of Rule 144. The volume limitations described above, but not the one-year holding period, also apply to sales of non-restricted common stock that our affiliates may acquire.

         A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned restricted securities for at least two years is entitled to sell the restricted shares under paragraph
(k) of Rule 144 without regard to any of the limitations described above. Of our 13,600,000 issued and outstanding shares of common stock, 5,900,000 shares, 550,000 shares and 100,000 shares will become eligible for sale under paragraph
(k) of Rule 144 on April 1, 2004, between May 7, 2004 and August 7, 2004, and between September 2004 and January 2005, respectively.

         Before this offering, there was no public market for our common stock. If a public market for our common stock develops at a future time, sales by stockholders or the availability of substantial amounts of our common stock in the public market could materially and adversely affect the prevailing market price for our common stock, and our ability to raise capital through the offering of equity securities.

                                  UNDERWRITING

         We have entered into an underwriting agreement with H.C. Wainwright & Co., Inc. and Windham Securities, Inc. to underwrite this offering. The offering is being made on a best efforts, 600,000 share minimum and 3,000,000 share maximum basis, at a purchase price of $1.00 per share. The underwriters have made no commitment to purchase or take down all or any part of the shares offered. The underwriters have agreed to use their best efforts to find purchasers for the shares offered within a period of 90 days from the date of this prospectus. We may agree with the underwriters to extend the offering period for an additional period not to exceed 90 days. If at least 600,000 shares are subscribed for within the offering period, an additional 2,400,000 shares will be offered during the remainder of the period on a "best efforts only" basis until all shares are sold, the offering period expires, or the earlier termination of the offering as to which we and the underwriters may agree, whichever occurs first.

         All subscription payments should be made payable to "NORTH FORK BANK, as escrow agent for IPORUSSIA" and forwarded, with a completed and signed subscription agreement, to an underwriter or other broker-dealer that may participate in the offering. All funds received will be promptly deposited in a special account with North Fork Bank, 195 Merritts Road, South Farmingdale, New York 11735. All checks received in payment of subscriptions by the underwriters or other broker-dealers that may participate in the offering as selected dealers will be transmitted to the escrow agent promptly following receipt of the check. All subscription amounts paid by wire transfer are to be made directly to the escrow account maintained at North Fork Bank pursuant to wire transfer instructions available from the underwriters or other brokers-dealers that may participate in the offering. We and our underwriters reserve the right to reject any subscription, in whole or in part. In the event that our offering is oversubscribed, we anticipate that our underwriters will accept subscriptions based upon the date in which funds are received by the escrow agent.

         The funds in escrow will bear interest, will be held for the benefit of subscribers until released to us and will not be subject to our creditors or the expenses of this offering. In the event 600,000 shares are not sold within the offering period, the funds will be promptly refunded to subscribers with interest earned on the deposit. During the period of escrow, including during any extension of up to 90 days of the original 90 day offering period, subscribers will not have the right to demand the refund of their subscriptions. Stock certificates will be issued to purchasers only when the proceeds from the sale of at least 600,000 shares are released to us. Until that time, purchasers will be deemed subscribers and not stockholders.

         The underwriters are to receive a cash commission of 10% of the gross offering price per share sold, which will be $60,000 if the minimum number of shares being offered are sold and $300,000 if the maximum number of shares being offered are sold. In addition, upon the sale of at least 600,000 shares, we will pay, from the proceeds of the offering, a non-accountable expense allowance equal to 3% of the public offering price, which will be $18,000 if the minimum number of shares being offered and $90,000 if the maximum number of shares being offered are sold. The underwriters' expenses in excess of this non-accountable expense allowance will be paid by the underwriters. To the extent that the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, the difference will be additional compensation to the underwriters. We are also obligated to reimburse the underwriters for up to $10,000 of their reasonable out-of-pocket expenses in performing diligence investigation and background searches into us and our officers and directors. In the event that our underwriters do not sell the minimum number of shares required by this offering, our underwriters will receive no commission, non-accountable expense allowance, warrants or other compensation from us, other than certain expenses on an accountable basis of up to $27,500, which we have advanced to them subject to refund in accordance with the NASD's rules and regulations.

         The underwriters, have the right to offer shares through selected dealers that are members of the National Association of Securities Dealers, Inc. and who agree to sell shares in conformity with the Rules of Fair Practice of the NASD . The underwriters may allow a concession to those dealers and those dealers may reallow concessions to others that are members of the NASD. The amount of concessions and reallowance concessions will be determined through negotiations between the underwriters and the selected dealers and between the selected dealers and other dealers, respectively.

         In addition to the underwriters' commissions and expense allowance, we are required to pay the costs of qualifying the securities offered under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $120,000.

UNDERWRITERS' WARRANTS

         In the event that at least 600,000 shares are sold, we will sell to the underwriters, for a purchase price of $.0001 per share underlying the warrants, warrants to purchase up to 300,000 shares of our common stock at the rate of a warrant to purchase one share for each ten shares sold by the underwriters in the offering. The warrants will be exercisable at a price of $1.20 per share commencing one year after the date of this prospectus and for a period of four years thereafter. The warrants will contain provisions protecting their holders against dilution of the equity interest represented by the shares underlying the warrants that may occur by virtue of stock dividends, splits, stock combinations, reclassifications and the like, as well as our issuance, with certain exceptions of common stock or securities convertible into, exchangeable for or exercisable into our common stock at below the warrant exercise price. The warrants may not be sold, offered for sale, assigned, transferred, pledged or hypothecated for a period of twelve months from the date of this prospectus, except to officers or employees of the underwriters, to broker-dealers that may participate in the offering and to officers and/or partners of those dealers. The holders of the warrants will have no voting, dividend or other rights of a stockholder until the warrants are exercised. Any profits realized by the underwriters upon the sale of the warrants or the underlying shares may be deemed to be additional compensation.

         The warrants (and the shares of common stock issuable upon exercise of the warrants) may not be offered or sold except in compliance with the Securities Act of 1933. We have agreed to file a registration statement under the Securities Act of 1933 on one occasion at the request of the holders of at least 50% of the shares underlying the warrants, at any time during the four-year period beginning one year after the date of this prospectus. Further, in the event we register any of our securities, with certain exceptions, during the five-year period following the date of this prospectus, the holders of the warrants and/or shares issuable upon exercise of the warrants will have the right to have us include the shares underlying their warrants in the registration statement. All costs of registration incurred, other than underwriting discounts and sales commissions, will be paid by us.

         It may be expected that the warrants will be exercised only at a time when it is advantageous to the holders to do so. Therefore, for the life of the warrants, their holders are given, at a nominal cost, the opportunity to profit from an increase in the market price of our common stock. Also, the value of our common stock may be diluted as a result of the exercise of the warrants. The holders of the warrants might be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any additionally needed capital on terms more favorable than those provided for in the warrants. Any gain realized by the underwriters on the resale of the warrants or the underlying shares may be deemed to be additional underwriting compensation.

MISCELLANEOUS

         We have agreed to indemnify the underwriters against costs and liabilities incurred by them by reason of misstatements or omissions to state material facts in connection with the statements made in this prospectus and the registration statement of which this prospectus is a part. The underwriters have agreed to indemnify us against costs and liabilities incurred by us by reason of misstatements or omissions to state material facts in connection with the statements made in this prospectus or the registration statement of which this prospectus is a part based on information furnished to us by the underwriters. We have been informed that, in the opinion of the Securities and Exchange Commission, indemnification of this nature is against public policy as expressed in the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Snow Becker Krauss P.C., New York, New York.

                                     EXPERTS

         Our financial statements as of and for the year ended December 31, 2003 from the date of our inception on April 1, 2002 through December 31, 2002 and for the period from the date of our inception on April 1, 2002 through December 31, 2003, have been audited by Aaron Stein, CPA, 981 Allen Lane, Woodmere, N.Y. 11598, as set forth in his report included in this prospectus. Those financial statements have been included in reliance upon Mr. Stein's report given upon his authority as an expert in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, relating to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, including exhibits and schedules. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each contract, agreement or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

         The registration statement, including exhibits and schedules, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549 and at the regional office of the SEC located at 233 Broadway, New York, New York 10007. Copies of these documents may also be obtained from the SEC's Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The address of that site is http://www.sec.gov.

         On the date of this prospectus, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will file reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing audited financial statements.

IPORUSSIA, INC.
(A Development Stage Company)



INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE

REPORT OF INDEPENDENT ACCOUNTANT                                            F-2
FINANCIAL STATEMENTS Balance Sheet as of
December 31, 2003 and December 31, 2002                                     F-3
Statement of Operations for the year
  ended December 31, 2003 and for                                           F-4
     the period April 1, 2002 (Inception) to December 31, 2002
     and December 31, 2003
Statement of Stockholders' Equity for the year ended December 31, 2003      F-5
     and for the period April 1, 2002 (Inception) to
     December 31, 2002 and December 31, 2003
Statement of Cash Flows for the year ended December 31, 2003 and for        F-6
     the period April 1, 2002 (Inception) to December 31, 2002
     and December 31, 2003
Notes to Financial Statements                                         F-7 - F-10

Aaron Stein
CERTIFIED PUBLIC ACCOUNTANT

                                                               981 ALLEN LANE
                                                                P.O. BOX 406
                                                             WOODMERE, NY 11598
                                                                516-569-0520


REPORT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders
     IPORUSSIA, INC.


         I have audited the accompanying balance sheets of IPORUSSIA, INC. (a development stage company) as of December 31, 2003 and 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (inception) to December 31, 2002 and from April 1, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPORUSSIA, INC. (a development stage company) as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (inception) to December 31, 2002 and from April 1, 2002 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/ Aaron Stein
Aaron Stein CPA
Woodmere, New York
January 15, 2004

IPORUSSIA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

                                                                         December 31,
                                                                -----------------------------
                                                                  2003                 2002
                                                                ---------           ---------
ASSETS

CURRENT ASSETS
         Cash                                                   $  59,662           $  62,984
                                                                ---------           ---------

                  Total current assets                             59,662           $  62,984
                                                                ---------           ---------
OTHER ASSETS
         Deferred offering costs                                  127,084              33,399
         Prepaid offering costs                                     3,432                   -
                                                                ---------           ---------
                  Total other assets                              130,516              33,399
                                                                ---------           ---------
                                                                $ 190,178           $  96,383
                                                                ---------           ---------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
         Accounts payable                                       $  22,667           $       -
                                                                ---------           ---------
                  Total current liabilities                        22,667                   -
                                                                ---------           ---------
LONG-TERM DEBT                                                    107,500                   -
                                                                ---------           ---------
STOCKHOLDERS' EQUITY
         Preferred stock, $.0001 par value,
              1,000,000 shares authorized,
              no shares issued                                          -
         Common stock, $0.0001 par value,
              100,000,000 shares authorized,
              13,600,000 shares issued and outstanding              1,360               1,360
         Additional paid-in-capital                               149,940             149,940
         Accumulated deficit                                      (91,289)            (54,917)
                                                                ---------           ---------

                  Total stockholders' equity                       60,011              96,383
                                                                ---------           ---------

                                                                $ 190,178           $  96,383
                                                                =========           =========

                       See notes to financial statements

IPORUSSIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

                                                                       April 1, 2002 (Inception) to
                                                  Year Ended       -------------------------------------
                                                 December 31,                  December 31,
                                                     2003               2002                    2003
                                              --------------       --------------           ------------

REVENUE                                       $            -       $            -           $          -
                                              --------------       --------------           ------------

GENERAL AND ADMINISTRATIVE
     Organization costs                       $            -       $        2,351           $      2,351
     Auditing fees                                         -                4,000                  4,000
     Client development expenses                      19,047               37,132                 56,179
     Other expenses                                   14,615               11,434                 26,049
     Interest expense                                  2,710                    -                  2,710
                                              --------------       --------------           ------------
                                                      36,372               54,917                 91,289
                                              --------------       --------------           ------------

NET LOSS                                      $      (36,372)      $      (54,917)          $    (91,289)
                                              ==============       ==============           ============

EARNINGS PER SHARE

     Basic and diluted                        $       (0.003)      $       (0.004)          $     (0.007)
                                              ==============       ==============           ============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING

     Basic and diluted                            13,372,993           13,372,993             13,372,993
                                              ==============       ==============           ============


                       See notes to financial statements

IPORUSSIA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                                                                          DEFICIT
                                                                      ADDITIONAL         DURING THE
                                                                       PAID-IN          DEVELOPMENT
                                          SHARES          AMOUNT        CAPITAL            STAGE             TOTAL
                                        ----------      ----------    ------------     --------------     -----------

Issuance of common stock-
   at par                               13,000,000      $    1,300    $          -     $         -         $    1,300

Issuance of common stock-
   at $0.25 per share                      600,000              60         149,940               -            150,000

Net loss-April 1, 2002 (Inception)
   Through December 31, 2002                     -               -               -         (54,917)           (54,917)
                                        ----------      ----------    ------------     --------------     -----------

Balance December 31, 2002               13,600,000           1,360         149,940         (54,917)            96,383

Net loss - Year ended
   December 31, 2003                             -               -              -          (36,372)           (36,372)
                                        ----------      ----------    ------------     --------------     -----------

Balance - December 31, 2003             13,600,000      $    1,360    $   149,940      $   (91,289)       $    60,011
                                        ==========      ==========    ============     ==============     ============





                       See notes to financial statements

IPORUSSIA, INC.
STATEMENT OF CASH FLOWS

                                                                                           April 1, 2002 (Inception) to
                                                                     Year Ended                    December 31,
                                                                    December 31,         --------------------------------
                                                                        2003                 2002               2003
                                                                   -------------         ------------        ------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                        $     (36,372)        $   (54,917)        $   (91,289)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
      Changes in assets and liabilities:
       Increase in accounts payable                                       22,667                 -                22,667
       Increase in prepaid expense                                        (3,432)                -                (3,432)
                                                                   -------------         ------------        ------------

         Net cash (used for) provided by operating activities            (17,137)            (54,917)            (72,054)
                                                                   -------------         ------------        ------------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                  -               151,300             151,300
     Proceeds from long-term borrowings                                  107,500                 -               107,500
     Deferred financing costs                                            (93,685)            (33,399)           (127,084)
                                                                   -------------         ------------        ------------

         Net cash provided by financing activities                        13,815             117,901             131,716
                                                                   -------------         ------------        ------------

         NET (DECREASE) INCREASE IN CASH                                  (3,322)             62,984              59,662

CASH AND CASH EQUIVALENTS, Beginning                                      62,984                 -                   -
                                                                   -------------         ------------        ------------
CASH AND CASH EQUIVALENTS, End                                     $      59,662         $    62,984         $    59,662
                                                                   =============         ============        ============

SUPPLEMENTAL DISCLOSURES OF CASH PAYMENTS

     Interest                                                      $       2,710         $         -         $     2,710
                                                                   =============         ============        ============

     Taxes                                                         $         -           $         -         $         -
                                                                   =============         ============        ============


                       See notes to financial statements

IPORUSSIA, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
          ----------------------------------------------------------

ORGANIZATION

         IPORUSSIA, INC. was originally incorporated in Delaware as IPO RUSSIA, INC. on April 1, 2002. Subsequently, we filed a Certificate of Amendment to our Certificate of Incorporation changing our corporate name to IPORUSSIA, INC. We have adopted December 31 as our fiscal year end.

BUSINESS

         We provide business advisory services to private companies located in the Russian Federation that are interested in taking their companies public in foreign markets. These services include providing information regarding the requirements and procedures of going public, assisting clients in assembling a team of professionals and introductions to broker-dealers to assist them in raising capital.

SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES IN FINANCIAL STATEMENTS -- Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

         CASH -- For purposes of these statements, we consider all highly liquid investments with original maturities of three months or less and which are not subject to withdrawal restrictions or penalties, as cash and equivalents in the accompanying balance sheet.

         DEFERRED OFFERING COSTS --We are planning an offering of shares of our common stock under a SB-2 registration statement, certain costs of which have been incurred in regard to this registration. As of the balance sheet date these costs, which approximate $127,084, are deferred pending completion of the offering. If the offering is successful, these expenditures will be charged against the proceeds to be included in additional paid-in capital. If the offering is not completed, the deferred offering costs will be expensed.

         FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of financial instruments classified as current assets or liabilities, including cash and accounts payable approximate carrying value, principally because of the short maturity of those items.

IPORUSSIA, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ----------------------------------------------------------

SIGNIFICANT ACCOUNTING POLICIES

         INCOME TAXES --We will account for income taxes under the asset and liability method. Deferred income taxes and liabilities will be determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the period in which the differences are expected to reverse.

         EARNINGS PER COMMON SHARE -- Basic earnings per share are computed using the weighted average number of shares outstanding during the year. Basic net loss per share and diluted net loss per share are the same since we have no outstanding options, warrants or convertible securities.

NOTE 2 -- STOCKHOLDERS' EQUITY
          --------------------

AUTHORIZED STOCK

         We are authorized to issue 1,000,000 shares of preferred stock, $.0001 par value, and 100,000,000 shares of common stock, $.0001 par value.

ISSUANCES OF STOCK

         On April 1, 2002 our officers and directors purchased 7,150,000 shares of common stock, and others purchased 5,850,000 shares of common stock, all at par value. From May 7, 2002 through September 30, 2002, we sold 600,000 shares of common stock at $0.25 per share.

         We relied on Section 4(2) of the Securities Act of 1933, as amended, as the basis of exemption from registration of all of our issuances.

IPORUSSIA, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 3 -- FINANCIAL ADVISORY AGREEMENTS
          -----------------------------

         We entered into a Financial Advisory Agreement dated April 30, 2002 with the Joint Stock Bank Elektronika based in Moscow. Under the agreement, we will receive, upon closing of the transaction, a cash fee of 7% on any transactions during the 24-month term of the agreement and on any transaction consummated with a party introduced by us to the bank within two years from the expiration of the agreement. On May 1, 2002 we agreed to pay two sevenths of any fee we may receive to a stockholder who owns less than 5% of our common stock.

         A second financial advisory agreement, entered into on October 31, 2002, with Russian Deposit Bank, provides for us to find investor groups interested in effecting a strategic alliance or financing on acceptable terms to the bank and the investor. We will receive a cash fee, upon closing of the transaction, of 5% of the consideration, as defined, paid in any of those type transactions that are consummated. We have agreed to pay 10% of our fee to an unaffiliated third party. The agreement provides for a 24-month term. We are entitled to receive our full fee even if a covered transaction is entered into up to two years after the expiration of the agreement with an investor introduced by us to the bank during the term of the agreement.

         A third agreement was entered into with Avangard Joint Bank, JSB on November 11, 2002, and provides for us to endeavor to assist and introduce Avangard or its affiliates to underwriting companies, stock brokerage companies, a foreign bank or bank group to be a strategic alliance partner and/or investors who may be interested in engaging in a business combination with Avangard or its affiliates or a financing arrangement for a private placement or initial public offering of Avangard's securities on a foreign stock market. We will receive a cash fee, upon closing of the transaction, of 3-5% of the consideration paid in a covered transaction that is consummated. The specific amount of the fee and the method of computing the consideration paid in the transaction is to be mutually determined. between the parties. We have agreed to pay 10% of our fee to an unaffiliated third party. The agreement provides for a 24-month term. We are entitled to receive our full fee even with respect to a covered transaction entered into up to 12 months after the expiration of the agreement with an investor introduced by us to Avangard during the term of the agreement.

         A fourth financial advisory agreement, entered into on January 22, 2003, with Sotsialny Gorodskoy Bank, OJSC, provides for us to find investor groups interested in effecting a strategic alliance or financing on acceptable terms to the bank and the investor. We will receive a cash fee, upon closing of the transaction, of 5% of the consideration, as defined, paid in any of those type transactions that are consummated. We have agreed to pay 10% of our fee to an unaffiliated third party. The agreement provides for a 24-month term. We are entitled to receive our full fee even if a covered transaction is entered into up to two years after the expiration of the agreement with an investor introduced by us to the bank during the term of the agreement.

IPORUSSIA, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 4 -- EXECUTIVE COMPENSATION
          ----------------------

         We have entered into a five-year employment agreement with our president who will receive compensation of $70,000 per annum commencing January 1, 2004.

         We have also entered into a five-year employment agreement with our executive vice president and treasurer who will receive compensation of $100,000 per annum commencing upon our raising $600,000.

NOTE 5 -- STOCK OPTIONS
          -------------

         We have adopted a stock option plan to reward and provide incentives to our present and future employees, officers, directors and consultants. Under the plan, we may grant options to purchase up to 3,000,000 shares of our common stock. Options may be either "incentive stock options" intended to qualify for favorable tax treatment under Section 422A of the Internal Revenue Code of 1986 or "nonqualified stock options." Options granted to non-employee directors and consultants can only be non-qualified stock options. The option exercise prices are to be determined by our board or its committee but must be at least 100% of the market value of our common stock on the date of grant. Options can be granted for a term, established by the board or the committee, not exceeding 10 years from the date of grant.

NOTE 6 -- LONG-TERM DEBT
          --------------

         Long-term debt consists of a note payable to a bank, which is payable in monthly installments of interest only at the rate of 5% per annum commencing July 27, 2003. This note matures on December 27, 2005. Repayment of the loan is supported by collateral pledged by five of our stockholders, including Messrs. Suroff and Bernstein.


----------------------------------------------------------    --------------------------------------------------------
----------------------------------------------------------    --------------------------------------------------------

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED                              3,000,000 SHARES
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION.
IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT
INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT
MAKING AN OFFER TO SELL THESE SECURITIES IN ANY
JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN                                 IPORUSSIA, INC.
THIS PROSPECTUS IS ACCURATE ONLY AS OF THE RESPECTIVE
DATES OF THOSE DOCUMENTS IN WHICH THE INFORMATION IS
CONTAINED. OUR BUSINESS, FINANCIAL CONDITION, RESULTS
OF OPERATIONS, AND PROSPECTUS MAY HAVE CHANGED SINCE
THOSE DATES.

                                                                                      COMMON STOCK





                                                                              ----------------------------
                                                                                       PROSPECTUS
                                                                              ----------------------------



         UNTIL , 2004, 90 DAYS AFTER THE COMMENCEMENT
OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN
THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND                          H.C. WAINWRIGHT & CO., INC.
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.                                                                  WINDHAM SECURITIES, INC.


                                                                                         , 2004

----------------------------------------------------------    --------------------------------------------------------
----------------------------------------------------------    --------------------------------------------------------


    PART II -INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The information under the caption "Executive Compensation - Indemnification of Officers and Directors" in the prospectus is incorporated by reference.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC registration fee                           $          305.14
          Blue Sky fees and expenses                     $       26,000.00
          NASD filing fee                                $          800.00
          Legal fees and expenses                        $       77,500.00
          Escrow agent fees and expenses                 $        3,000.00
          Printing and engraving expenses                $        5,000.00
          Accounting fees and expenses                   $        5,000.00
          Miscellaneous                                  $        2,394.86
                                                         -----------------
                           Total                         $      120,000.00

         The foregoing expenses, except for the SEC registration fees, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On April 1, 2002, we sold an aggregate of 13,000,000 shares of our common stock at $.0001 per share, or an aggregate of $1,300, as follows:

         Number of Shares          Description
         ----------------          -----------

         1,500,000                 Vladimir F. Kuznetsov, our President, Chief
                                     Executive Officer and a
                                   Director
           720,000                 Children of Mr. Kuznetsov
         1,225,000                 Leonard W. Suroff, our Executive Vice
                                     President, Secretary,
                                     Treasurer and a Director
         1,225,000                 Wife of Leonard W. Suroff
         1,840,000                 Children of Leonard W. Suroff
         1,575,000                 Richard Bernstein, a Director
         1,575,000                 Wife of Richard Bernstein
         1,215,000                 Children of Richard Bernstein
           300,000                 The five members of our Advisory Board

         1,000,000                 One individual as custodian for one child, a
                                   child of that individual and another
                                   individual as custodian for his daughter. One
                                   of the individuals was a long time business
                                   associate of Mr. Bernstein and the other
                                   individual was known by Mr. Bernstein in
                                   connection with Mr. Bernstein's prior
                                   business dealings in Russia.
           825,000                 Six individuals with whom Mr. Suroff or
                                      Mr. Bernstein has a pre-existing
                                      business relationship

         Between May 7, 2002 and August 7, 2002, we sold an aggregate of 600,000 shares of our common stock at $.25 per share, or an aggregate of $150,000, as follows:

         Number of Shares          Description
         ----------------          -----------

            50,000                 Leonard W. Suroff, our Executive Vice
                                      President, Secretary,
                                      Treasurer and a Director
            50,000                 A pension plan for a relative of Mr. Suroff
                                      who acquired shares in our
                                   April 1, 2002 placement
           300,000                 Mr. Suroff's accountant, who acquired shares
                                      in our April 1, 2002
                                      placement and a business associate of
                                      Mr. Suroff's accountant.
           200,000                 An individual retirement plan for a member of
                                      our Advisory Board

         We believe that the issuance of all of the foregoing shares was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of the exemption afforded under Section 4(2) of that Act. Each of the purchasers was either an officer or director of IPORUSSIA, INC., a member of their families or persons with whom our officers and directors had a pre-existing relationship. The shares were offered without any general solicitation or advertising. The purchasers represented, among other things, that they were acquiring the shares for their own account, for investment only, and not with a view toward their resale or distribution. Each acknowledged, in writing, prior to sale, that the shares purchased are not registered under the Securities Act and may not be resold unless subsequently registered or unless an exemption from registration is available. All of the certificates evidencing the shares contain a legend to the effect that the shares were acquired for investment and have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement or an opinion of our counsel that registration is not required under the Securities Act. The total proceeds of the shares sold was $151,300 and, therefore, alternatively, we believe that the issuance of all of the foregoing shares was exempt from the registration provisions of the Securities Act by virtue of the exemption afforded under Rule 504 promulgated under Regulation D of the Securities Act.

ITEM 27.  EXHIBITS

Exhibit
Number                                    Description
------                                    -----------


1.***          Form of Underwriting Agreement

3.1+ Certificate of Incorporation of IPORUSSIA, INC., as filed with the Secretary of State of the State of Delaware on April 1, 2002.

3.2+ Certificate of Amendment of Certificate of Incorporation Before Payment of Capital, as filed with the Secretary of State of the State of Delaware on April 12, 2002.

3.3o           By-laws of IPORUSSIA, INC.

4.1*** Amended and Restated Promissory Note dated December 12, 2003 issued by IPORUSSIA, INC. to Ellenville National Bank.

4.2***         Form of Underwriter's Warrant

5.1#           Opinion of Jenkens & Gilchrist Parker Chapin LLP.

10.1*          2002 Stock Option Plan of IPORUSSIA, INC.

10.2(a)+ Employment Agreement, dated as of April 1, 2002, by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(b)* Amendment No. 1, dated as of November 29, 2002, to the Employment Agreement by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(c)o Amendment No. 2, dated as of April 1, 2003, to the Employment Agreement by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(d)**      Amendment No. 3, dated as of July 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Vladimir F.
               Kuznetsov.

10.2(e)***     Amendment No. 4, dated as of November 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Vladimir F.
               Kuznetsov.

10.3(a)+ Employment Agreement, dated as of April 1, 2002, by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(b)* Amendment No. 1, dated as of November 29, 2002, to the Employment Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(c)o Amendment No. 2, dated as of April 1, 2003, to the Employment Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(d)**      Amendment No. 3, dated as of July 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(e)***     Amendment No. 4, dated as of November 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.4(a)+ Agreement, dated April 30, 2002, by and between IPORUSSIA, INC. and Joint Stock Bank Elektronica (English version).

10.4(b)* Memorandum of Understanding, dated as of October 31, 2002, by and between IPORUSSIA, INC. and Russian Deposit Bank (English version).

10.4(c)* Memorandum of Understanding, dated as of November 11, 2002, by and between IPORUSSIA, INC. and AVANGARD Joint Stock Bank - Open Joint Stock Company (English version).

10.4(d)X Memorandum of Understanding, dated as of January 22, 2003, by and between IPORUSSIA, INC. and Commercial Bank Sotsialny Gorodskoy Bank Open Joint Stock Company (English version).

10.5+ Memorandum of Understanding, dated August 8, 2002, by and between IPORUSSIA, INC. and Finance-Analyst Joint Stock Company (English version).

10.6(a)X Protocol of Mutual Understanding and Support, dated October 31, 2002 by and between IPORUSSIA, INC. and The Chamber of Commerce and Industry of Moscow Region (English version).

10.6(b)X Protocol of Mutual Understanding and Support, dated October 31, 2002 by and between IPORUSSIA, INC. and the Moscow Region Center of Innovative Technologies (English version).

10.6(c)X Protocol of Mutual Understanding, dated as of December 25, 2002 by and between IPORUSSIA, INC. and the Institute of Independent Social and Economic Studies LLP (English version).

23.1***        Consent of Aaron Stein, Certified Public Accountant.

23.2#          Consent of Jenkens & Gilchrist Parker Chapin LLP (included in
               Exhibit 5 hereto).

99.1***        Form of Subscription Agreement.

99.2*** Amended and Restated Escrow Agreement, dated January 26, 2004, among IPORUSSIA, INC., H.C. Wainwright & Co., Inc., Windham Securities Inc. and North Fork Bank.

----------------
***      Filed herewith.
+        Filed with the initial filing of this registration statement.
*        Filed with Amendment No. 1 to this registration statement.
x        Filed with Amendment No. 2 to this registration statement.
o        Filed with Amendment No. 3 to this registration statement.
#        Filed with Amendment No. 4 to this registration statement.
**       Filed with Amendment No. 5 to this registration statement.


ITEM 28.  UNDERTAKINGS

We will:

(1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the Village of Jericho, State of New York, on January 27, 2004.

                                                   IPORUSSIA, INC.


                                        By:  /s/ Leonard W. Suroff
                                            ------------------------------------
                                            Leonard W. Suroff,
                                            Executive Vice President, Secretary
                                            and Treasurer



         In accordance with the requirements of the Securities Act of 1933, this registration statements was signed by the following persons in the capacities and on the dates stated.



               Name                                    Title                                     Date
               ----                                    -----                                     ----

/s/ Vladimir F. Kuznetsov
-----------------------------------
Vladimir F. Kuznetsov                President (principal executive officer)         January 27, 2004
                                     and Director

/s/ Leonard W. Suroff
-----------------------------------
Leonard W. Suroff                    Executive Vice President, Secretary,            January 27, 2004
                                     Treasurer (principal financial and
                                     accounting officer) and Director
/s/ Richard Bernstein
-----------------------------------

Richard Bernstein                    Director                                        January 27, 2004


                                  EXHIBIT INDEX

Exhibit
Number                                    Description
------                                    -----------


1.***          Form of Underwriting Agreement

3.1+ Certificate of Incorporation of IPORUSSIA, INC., as filed with the Secretary of State of the State of Delaware on April 1, 2002.

3.2+ Certificate of Amendment of Certificate of Incorporation Before Payment of Capital, as filed with the Secretary of State of the State of Delaware on April 12, 2002.

3.3o           By-laws of IPORUSSIA, INC.

4.1*** Amended and Restated Promissory Note dated December 12, 2003 issued by IPORUSSIA, INC. to Ellenville National Bank.

4.2***         Form of Underwriter's Warrant

5.1#           Opinion of Jenkens & Gilchrist Parker Chapin LLP.

10.1*          2002 Stock Option Plan of IPORUSSIA, INC.

10.2(a)+ Employment Agreement, dated as of April 1, 2002, by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(b)* Amendment No. 1, dated as of November 29, 2002, to the Employment Agreement by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(c)o Amendment No. 2, dated as of April 1, 2003, to the Employment Agreement by and between IPORUSSIA, INC. and Vladimir F. Kuznetsov.

10.2(d)**      Amendment No. 3, dated as of July 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Vladimir F.
               Kuznetsov.

10.2(e)***     Amendment No. 4, dated as of November 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Vladimir F.
               Kuznetsov.

10.3(a)+ Employment Agreement, dated as of April 1, 2002, by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(b)* Amendment No. 1, dated as of November 29, 2002, to the Employment Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(c)o Amendment No. 2, dated as of April 1, 2003, to the Employment Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(d)**      Amendment No. 3, dated as of July 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.3(e)***     Amendment No. 4, dated as of November 1, 2003, to the Employment
               Agreement by and between IPORUSSIA, INC. and Leonard W. Suroff.

10.4(a)+ Agreement, dated April 30, 2002, by and between IPORUSSIA, INC. and Joint Stock Bank Elektronica (English version).

10.4(b)* Memorandum of Understanding, dated as of October 31, 2002, by and between IPORUSSIA, INC. and Russian Deposit Bank (English version).

10.4(c)* Memorandum of Understanding, dated as of November 11, 2002, by and between IPORUSSIA, INC. and AVANGARD Joint Stock Bank - Open Joint Stock Company (English version).

10.4(d)X Memorandum of Understanding, dated as of January 22, 2003, by and between IPORUSSIA, INC. and Commercial Bank Sotsialny Gorodskoy Bank Open Joint Stock Company (English version).

10.5+ Memorandum of Understanding, dated August 8, 2002, by and between IPORUSSIA, INC. and Finance-Analyst Joint Stock Company (English version).

10.6(a)X Protocol of Mutual Understanding and Support, dated October 31, 2002 by and between IPORUSSIA, INC. and The Chamber of Commerce and Industry of Moscow Region (English version).

10.6(b)X Protocol of Mutual Understanding and Support, dated October 31, 2002 by and between IPORUSSIA, INC. and the Moscow Region Center of Innovative Technologies (English version).

10.6(c)X Protocol of Mutual Understanding, dated as of December 25, 2002 by and between IPORUSSIA, INC. and the Institute of Independent Social and Economic Studies LLP (English version).

23.1***        Consent of Aaron Stein, Certified Public Accountant.

23.2#          Consent of Jenkens & Gilchrist Parker Chapin LLP (included in
               Exhibit 5 hereto).

99.1***        Form of Subscription Agreement.

99.2*** Amended and Restated Escrow Agreement, dated January 26, 2004, among IPORUSSIA, INC., H.C. Wainwright & Co., Inc., Windham Securities Inc. and North Fork Bank.

----------------
***      Filed herewith.
+        Filed with the initial filing of this registration statement.
*        Filed with Amendment No. 1 to this registration statement.
x        Filed with Amendment No. 2 to this registration statement.
o        Filed with Amendment No. 3 to this registration statement.
#        Filed with Amendment No. 4 to this registration statement.
**       Filed with Amendment No. 5 to this registration statement.